Exhibit 2.1

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Purchase and Sale Agreement

By And Among

Hannathon Petroleum, LLC,

and

The Other Sellers Party Hereto

as Sellers,

HighPeak Energy Assets, LLC,

as Buyer,

and

HighPeak Energy, Inc.,

as HighPeak

Dated as of April 26, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		21
2.01	Assets.	21
2.02	Purchase Price; Deposit Amount	22
2.03	Closing; Preliminary Settlement Statement.	22
2.04	Closing Obligations.	23
2.05	Allocations and Adjustments.	25
2.06	Assumption.	29
2.07	Allocation of Purchase Price.	30

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		30
3.01	Fundamental Representations.	31
3.02	Taxes.	32
3.03	Legal Proceedings.	32
3.04	Brokers.	32
3.05	Compliance with Legal Requirements.	32
3.06	Prepayments.	32
3.07	Imbalances.	32
3.08	Material Contracts.	33
3.09	Consents and Preferential Purchase Rights.	33
3.10	Permits.	34
3.11	Current Commitments.	34
3.12	Environmental Laws.	34
3.13	Wells.	35
3.14	Non-Consent Operations	35
3.15	Availability of Properties	36
3.16	Hedges	36
3.17	Suspense Funds	36
3.18	Leases	36
3.19	Financial Statements	36
3.20	Insurance	36
3.21	Royalty Payments	36
3.22	Personal Property	37
3.23	Specified Matters	37
3.24	Absence of Certain Changes	37
3.25	Asset Credit Support	37
3.26	Investment Intent	38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		38
4.01	Organization and Good Standing.	38
4.02	Authority.	38
4.03	No Conflict.	39
4.04	Certain Proceedings.	39
4.05	Knowledgeable Investor.	39

4.06	Qualification.	39
4.07	Brokers.	39
4.08	Financial Ability.	40
4.09	Securities Laws.	40
4.10	Due Diligence.	40
4.11	Basis of Buyer’s Decision; No Reliance.	40
4.12	Business Use, Bargaining Position.	41
4.13	Bankruptcy.	41
4.14	Capitalization.	41
4.15	Nasdaq Listing	42
4.16	SEC Filings	42
4.17	Securities Laws	43
4.18	Controls and Procedures	43
4.19	Form S-3	43

ARTICLE 5 COVENANTS OF SELLERS		43
5.01	Access and Investigation.	43
5.02	Operation of the Assets.	44
5.03	Insurance.	47
5.04	Consent and Waivers.	47
5.05	Amendment to Schedules.	47
5.06	Successor Operator.	47
5.07	Financial Statements.	48

ARTICLE 6 OTHER COVENANTS		49
6.01	Notification and Cure.	49
6.02	Replacement of Insurance and Asset Credit Support.	49
6.03	Governmental Reviews.	49

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		50
7.01	Conditions Precedent.	50

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		50
8.01	Accuracy of Representations.	51
8.02	Buyer’s Performance.	51
8.03	No Orders.	51
8.04	Closing Deliverables.	51
8.05	Listing of Stock.	51

ARTICLE 9 TERMINATION		51
9.01	Termination Events.	51
9.02	Effect of Termination; Distribution of the Deposit Amount.	52
9.03	Return of Records Upon Termination.	54

ARTICLE 10 INDEMNIFICATION; LIMITATIONS		54
10.01	Survival.	54
10.02	Indemnification and Payment of Damages by Sellers.	54
10.03	Indemnification and Payment of Damages by Buyer.	55
10.04	Indemnity Net of Insurance.	56
10.05	Limitations on Liability.	56
10.06	Procedure for Indemnification; Third Party Claims.	56
10.07	Procedure for Indemnification – Other Claims.	57

10.08	Indemnification of Group Members.	57
10.09	Disclaimers.	58
10.10	Compliance with Express Negligence Test; Conspicuousness.	59
10.11	Waiver of Certain Damages.	59
10.12	No Duplication.	60
10.13	Disclaimer of Application of Anti-Indemnity Statutes.	60
10.14	Waiver of Right to Rescission.	60
10.15	Tax Treatment.	60
10.16	Holdback Escrow.	60

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		61
11.01	Title Examination and Access.	61
11.02	Preferential Purchase Rights.	61
11.03	Consents.	62
11.04	Title Defects.	63
11.05	Title Defect Value.	63
11.06	Sellers’ Cure or Contest of Title Defects.	64
11.07	Limitations on Adjustments for Title Defects.	65
11.08	[***]	65
11.09	Buyer’s Environmental Assessment.	66
11.10	Environmental Defect Notice.	67
11.11	Sellers’ Exclusion, Cure or Contest of Environmental Defects.	67
11.12	Limitations	68
11.13	Exclusive Remedies.	69
11.14	Casualty Loss and Condemnation.	69
11.15	Expert Proceedings.	69

ARTICLE 12 GENERAL PROVISIONS		71
12.01	Records.	71
12.02	Expenses; Tax Matters.	71
12.03	Notices.	74
12.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver.	75
12.05	Further Assurances.	76
12.06	Waiver.	76
12.07	Entire Agreement and Modification.	76
12.08	Assignments, Successors, and No Third Party Rights.	77
12.09	Severability.	77
12.10	Article and Section Headings, Construction.	77
12.11	Counterparts.	77
12.12	Press Release.	78
12.13	Confidentiality.	78
12.14	Name Change.	78
12.15	Preparation of Agreement.	78
12.16	Appendices Exhibits and Schedules.	79
12.17	Non-Party Affiliates.	79
12.18	Seller Representative.	79

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Easements and Surface Interests
Exhibit D	Personal Property
Exhibit E	Saltwater Disposal System
Exhibit F	Form of Assignment and Bill of Sale
Exhibit G	Excluded Assets
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J-1	Form of Non-Compete Agreement (Hannathon)
Exhibit J-2	Form of Non-Compete Agreement (Non-Hannathon)
Exhibit K	Escrow Agreement
Exhibit L	Assigned Area

Schedule 1	Sellers
Schedule 2	Calls on Hydrocarbon Production
Schedule 2.07	Allocated Values
Schedule 3.01(c)	No Conflicts
Schedule 3.02	Taxes
Schedule 3.03	Legal Proceedings
Schedule 3.05	Compliance with Legal Requirements
Schedule 3.06	Prepayments
Schedule 3.07	Imbalances
Schedule 3.08	Material Contracts
Schedule 3.09	Required Consents and Preferential Purchase Rights
Schedule 3.10	Permits
Schedule 3.11	Current Commitments
Schedule 3.12	Environmental Laws
Schedule 3.13	Wells
Schedule 3.14	Non-Consent Operations
Schedule 3.15	Availability of Properties
Schedule 3.16	Hedges
Schedule 3.17	Suspense Funds
Schedule 3.18	Leases
Schedule 3.20	Insurance
Schedule 3.21	Royalty Payments
Schedule 3.22	Personal Property
Schedule 3.25	Asset Credit Support
Schedule 5.02	Certain Authorized Pre-Closing Actions
Schedule 6.02	Bonds, Deposits, Guarantees to be Replaced

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of April 26, 2022 (the “Execution Date”), by and among Hannathon Petroleum, LLC, a Texas limited liability company (“Hannathon”), and each entity set forth on Schedule 1 (together with Hannathon, each a “Seller” and collectively “Sellers”), HighPeak Energy Assets, LLC, a Delaware limited liability company (“Buyer”) and HighPeak Energy, Inc., a Delaware corporation (“HighPeak”). Sellers and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Sellers desire to sell, and Buyer desires to purchase, all of Sellers’ right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Additional Escrow” – as defined in Section 2.02(b).

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – [***]

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07.

“Applicable Contracts” – all Contracts to which any Seller is a party or is bound that relate to any of the Assets and (in each case) that will be binding on Buyer or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Credit Support” – any bonds, letters of credit and guarantees, if any, posted or reasonably anticipated by Sellers or any of their respective Affiliates with Governmental Bodies or other Third Parties and relating to the Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Sellers’ right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

all of the Hydrocarbon leases and subleases, royalties, overriding royalties, net profits interests, payments out of production, reversionary rights, mineral fee interests, carried interests and any contractual rights to production relating thereto located, in whole or in part, within the Assigned Area, including, without limitation, those described in Exhibit A, together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or in Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled, communitized or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

any and all oil, gas, CO2, water, injection or disposal wells, reclamation wells and pressure observation wells, in each case located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), whether active, inactive, shut-in, or temporarily or permanently plugged and abandoned (and whether or not fully reclaimed);

all rights and interests in, under or derived from all communitization, unitization, and pooling agreements, declarations and orders in effect with respect to any of the Leases, Lands, Wells, the units created thereby, and all tenements, hereditaments, and appurtenances belonging thereto (the “Units” and, together with the Leases, the Lands, the Units and the Wells, each, individually a “Property” and collectively, the “Properties”);

to the extent that they may be assigned, transferred or re-issued by Sellers (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all surface fee interests, Permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storage, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit C;

all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that are owned or leased (with respect to each such item) by Sellers and used in connection therewith, including those items listed in Exhibit D, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, separators, dehydrators, boilers, fixtures, compression equipment, flowlines, pipelines, water pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, SCADA and measurement technology, and other production-related mobility devices (such as SCADA controllers), well communication devices, any other information technology systems, and other items owned by Sellers and used in the operation thereof (collectively, the “Personal Property”);

the saltwater disposal system and related Personal Property listed in Exhibit E;

to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

all Imbalances relating to the Assets;

the Specified Receivables, and liens and security interests in favor of any Seller or its Affiliate, whether choate or inchoate, under any Legal Requirement or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition prior to, on or after the Effective Time of any of the Assets or to the extent arising in favor of Sellers as to the operator or non-operator of any Property;

originals (if available to Sellers, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Sellers’ possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) operations, environmental, production, and accounting records and data (including cores, core samples, logs, engineering data and reports, and non-proprietary and proprietary geological, geophysical and other seismic and related technical data, information and any interpretations thereof, technical evaluations and technical outputs); and (iv) facility and well records (collectively, “Records”); provided, however, that “Records” shall not include any files, records, data or information that may be subject to a legal privilege or is subject to a confidentiality obligation owed by any Seller to a Third Party;

to the extent relating to the Assumed Liabilities, all rights of Sellers to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time; and

all Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Time; all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time; and, to the extent related or attributable to the Properties, all production, plant, and transportation imbalances as of the Effective Time; and all make-up rights with respect to take-or-pay payments.;

all Permits and Environmental Permits that are required for, or primarily used or held for use in, the ownership or operation of the Properties or Personal Properties to the extent such Permits and Environmental Permits can be assigned pursuant to applicable Legal Requirements;

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, and Contracts, such assets or rights shall be jointly owned by Sellers, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assigned Area” – the geographic area described on Exhibit L attached to this Agreement.

“Assignment” – the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit F.

“Associated Assets” – operationally dependent Assets for which no commercially reasonable alternative is available.

“Assumed Liabilities” – as defined in Section 2.06.

“Base of the Wolfcamp Formation” means the depths and formations specifically being the stratigraphic equivalent of the base of the Wolfcamp D Formation at [***] TVD, as shown on the Gamma Ray/Resistivity log in the [***] well [***].

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iv) or Section 2.04(b)(iv) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Closing Documents” – as defined in Section 4.02.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Casualty Loss” – as defined in Section 11.14.

“Closing” – the closing of the Contemplated Transactions.

“Closing Cash Amount” – the estimate of the unadjusted Cash Purchase Price component of the adjusted Purchase Price set forth in the Preliminary Settlement Statement as agreed upon in writing by the Parties, less the Holdback Escrow less the Defect Escrow Amount (if applicable), which shall constitute the Dollar amount to be paid in cash by Buyer to Sellers at the Closing.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation, corrective action or other cure of such Environmental Defect which is completed in accordance with [***] before the end of the Environmental Defect Cure Period.

“Confidentiality Agreement” – that certain Confidentiality Agreement dated as of January 26, 2022 by and between Hannathon and HighPeak.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)    the sale of the Assets by Sellers to Buyer;

the performance by the Parties of their respective covenants and obligations under this Agreement; and

Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, Permit or other instrument creating or evidencing an interest in the Assets.

“COPAS” – as defined in Section 2.05(a).

“Cubic Foot of Gas” (including the correlative term “Cubic Feet of Gas”) – the volume of Gas contained in one cubic foot of space at a standard pressure base of 14.65 psia and a standard temperature base of 60°F.

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any consultants’ fees, attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – [***]; provided, however, that the Environmental Defect Value for an Environmental Defect shall be deemed to meet the De Minimis Environmental Defect Cost in either of the following cases: (a) if a single Environmental Defect affects more than one asset, the aggregate sum of the Environmental Defect Values for all assets affected by such Environmental Defect meets or exceeds the De Minimis Environmental Defect Cost, or (b) in the case of multiple instances of violation of the same Environmental Law (such as lack of required air permits or proof of air Permit-by-Rule qualification with the Texas Commission on Environmental Quality), the aggregate sum of the Environmental Defect Values for all such common Environmental Defects meets or exceeds the De Minimis Environmental Defect Cost.

“De Minimis Title Defect Cost” – [***].

“Defect Account” – as defined in Section 11.06(a)(ii)(A).

“Defect Escrow Amount” – as defined in Section 11.06(a)(ii)(A).

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – title of Sellers with respect to the Wells, Units and Leases, as of the Closing Date, and subject to the Permitted Encumbrances:

(a)

with respect to each Well (subject to any reservations, limitations or depth restrictions described in Exhibit B) or Lease or Unit (subject to any reservation, limitation or depth restriction described in Exhibit A), entitles Sellers to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest set forth in Exhibit B or Exhibit A, for such Well, Lease or Unit, as applicable, except for (i) decreases in connection with those operations in which Sellers or their successors or assigns may from and after the Effective Time and in accordance with the terms of this Agreement (or Buyer and its successors and assigns after Closing) elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or Units in accordance with this Agreement or after Closing, and (iii) any adjustments to Sellers’ Net Revenue Interests upon payout or payment of certain cost-recovery burdens (to the extent such after-payout interests are reflected in Exhibit B);

(b)

with respect to each Well (subject to any reservations, limitations or depth restrictions described in Exhibit B), obligates Sellers to bear not more than the Working Interest of Sellers set forth in Exhibit B for such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Sellers’ Net Revenue Interest;

(c)	entitles Sellers to not less than the aggregate Net Mineral Acres set forth in Exhibit A for the Leases or Units described therein; except for [***];

(d)	with respect to each Lease, the Sellers’ representation and warranty set out in Section 3.18 is true and correct; and

(e)	is free and clear of all Encumbrances.

“Deposit Amount” – as defined in Section 2.02(b).

“Deposit Deadline” – as defined in Section 2.02(b).

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.15(a).

“DTPA” – as defined in Section 4.12.

“Effective Time” – January 1, 2022, at 7:00 a.m., Central Time.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing with respect to the Assets that causes an Asset to be subject to remediation under, in violation of, or fail to meet specific objective requirements or standards under, any applicable Environmental Law, other than any such event or condition to the extent caused by or relating to NORM where the presence of NORM is not a violation of applicable Environmental Law.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any Legal Requirement relating to pollution or the protection of the environment, natural resources, or human health and safety (to the extent related to the handling of, or exposure to, Hazardous Materials), including those Legal Requirements relating to the presence, storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal, release, discharge, remediation, control or other management thereof. The term “Environmental Law” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same, including all costs and expenses of assessment, investigation, remediation, or other corrective action associated with obligations to remediate releases of Hazardous Materials or to correct a condition of noncompliance with Environmental Laws.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – Citizens Bank, N.A., a national banking association.

“Escrow Agreement” – as defined in Section 2.02(b).

“Exchange” – as defined in Section 12.02(h).

“Exchange Act” – as defined in the definition of “Affiliate.”

“Excluded Assets” – with respect to Sellers,

(a)    all of Sellers’ corporate minute books, financial records, Tax records (other than Asset Tax records), and other business records that relate to Sellers’ business generally (excluding related to the ownership and operation of the Assets or the Assumed Liabilities);

(b)    except to the extent related to the Assumed Liabilities, all trade credits, all accounts, all receivables of Sellers (or their Affiliates) and all other proceeds, income or revenues of Sellers (or their Affiliates) attributable to the Assets for any period of time prior to the Effective Time (other than the Specified Receivables), including any overhead or other payments to Sellers (or their Affiliates) as operator from co-interest owners under operating agreements;

(c)    except to the extent related to the Assumed Liabilities, all claims and causes of action of Sellers or their Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)    subject to Section 11.14, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property attributable to periods of time prior to the Effective Time;

(e)    Sellers’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f)    any and all claims of Sellers or any of their Affiliates for refunds of, rights to receive funds from any Governmental Body, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) any Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;

(g)    all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software and all radio and telephone equipment;

(h)    except to the extent related to the Assumed Liabilities, all rights, benefits, claims and releases of Sellers or their Affiliates under or with respect to any Contract that are attributable to periods of time prior to Effective Time;

(i)    all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)    all documents and instruments of Sellers that are protected by legal privilege, including attorney-client privilege or any attorney work product doctrine (other than title opinions);

(k)    all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements;

(l)    all audit rights arising under any of the Applicable Contracts or otherwise with respect to any of the Excluded Assets, except for any Imbalances or Assumed Liabilities;

(m)    documents prepared or received by Sellers or their Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers, their Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Sellers or any of their Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(n)    any offices, office leases and any personal property located in or on such offices or office leases (other than Personal Property);

(o)    a copy of all Records;

(p)    vehicles and rolling stock,

(q)    any Contracts that constitute master services agreements or similar contracts;

(r)    any of Sellers’ assets other than the Assets; and

(s)    any assets, leases, and other interests specifically listed in Exhibit G.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Final Amount” – as defined in Section 2.05(d).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“Financial Statements” – as defined in Section 5.07(a).

“Fundamental Representations” – those representations set forth in Sections 3.01 and 3.04,

“Gas” – methane and other gaseous hydrocarbons, including coalbed methane, gaseous combustible, noncombustible, and inert elements, compounds, components or mixtures thereof and liquefiable hydrocarbons in the vapor phase produced at the wellhead, including gas separated or flashed from oil or condensate after production.

“GAAP” – means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authorization” – any approval, Consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, tribal, state, county, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of an Environmental Liability under any Environmental Law; and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.

“HighPeak Common Stock” – means the common stock, par value $0.0001 per share, of HighPeak.

“Holdback Account” – as defined in Section 2.02(b).

“Holdback Escrow” – as defined in Section 2.02(b).

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” – any income, franchise, and similar Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits, capital, or similar measures.

“Individual Claim Threshold” – as defined in Section 10.05.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Each Seller will be deemed to have “Knowledge” of a particular fact or other matter if with regard to such Seller, any of the following individuals has Knowledge of such fact or other matter: [***]. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: [***].

“Lands” – as set forth in the definition of “Assets.”

“Leases” – as set forth in the definition of “Assets.”

“Legal Requirement” – any applicable federal, tribal, state, county, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under applicable Environmental Laws in effect on the date of the response that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective and reasonable manner (considered as a whole, taking into consideration any material negative impact such response may have on operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. For the avoidance of doubt, the Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of physical remediation if such responses are allowed under Environmental Laws and allow for the continued safe and prudent operation of the affected Asset. [***].

“Material Adverse Effect” – any event, change or circumstance, or any combination thereof, if the same, individually or in the aggregate, have resulted or could reasonably be expected to result in an adverse effect on (a) the ownership, operation, losses or diminution of value of any Asset having a value or in an amount, individually or taken as a whole, in excess of [***], or (b) the performance of Sellers’ obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, (iii) economic, financial, credit or political conditions and general changes in markets; (iv) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (v) acts of God, including drought, hurricanes and storms; (vi) acts or failures to act of Governmental Body; (vii) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities or war; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) changes in applicable Legal Requirements or accounting principles; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 9; (xi) any effect resulting from any action taken by Buyer or any Affiliate of Buyer, other than those expressly permitted in accordance with the terms of this Agreement; (xii) any effect resulting from any action taken by Sellers or any Affiliate of Sellers permitted under this Agreement or with Buyer’s written consent; (xiii) natural declines in well performance; or (xiv) any changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in this Agreement.

“Material Contracts” – as defined in Section 3.08.

“Mcf” – means 1,000 Cubic Feet of Gas.

“Net Mineral Acres” – as to each applicable Lease or Unit described on Exhibit A, the product of (i) the number of gross surface acres in the Lands included or covered by such applicable Lease or Unit, multiplied by (ii) the undivided oil and gas mineral fee interest covered by such applicable Lease or Unit, multiplied by (iii) Sellers’ Working Interest in such applicable Lease or Unit.

“Net Revenue Interest” – with respect to any Lease, Unit or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Unit or Well (in each case, limited to the Target Formations and subject to any reservations, limitations or depth restrictions described in Exhibit A or Exhibit B, as applicable), after satisfaction of all other Royalties.

“Non-Compete Agreement” – the Non-Competition Agreement substantially in the form attached to this Agreement as Exhibit J-1 or J-2 (as applicable).

“Non-Transferred Assets” – as defined in Section 2.05(c)(ii)(G).

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and limited liability company agreement of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, tribal, state, county, or local) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)

the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) operate to reduce the Net Revenue Interest of Sellers with respect to any Lease, Unit or Well to an amount less than the Net Revenue Interest set forth in Exhibit A or Exhibit B for such Lease, Unit or Well, or (ii) obligate Sellers to bear a Working Interest with respect to any Well in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest of Sellers for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

any Preferential Purchase Rights, Consents and similar agreements to the extent they have been complied with or waived with respect to the Contemplated Transactions and all previous transfers;

excepting circumstances where such rights [***];

the existence of any “pugh” clauses, continuous development or drilling clauses, or similar clauses except (i) to the extent triggered or applied under the relevant Lease prior to the Closing Date, or (ii) as would cause Sellers’ representations and warranties in Section 3.18 to be inaccurate;

liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of such Seller;

all required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;

all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto; (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iv) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (v) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

rights of a common owner of any interest currently held by Sellers and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

easements, conditions, covenants, restrictions, servitudes, Permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the ownership, operation, value, development or use of the Assets;

vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers;

the absence in any Leases of a provision expressly authorizing the pooling of any leasehold interest, royalty interest or mineral interest except for any Leases that have been pooled or are part of a Unit so long as such Leases permit the drilling of allocation wells;

Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers;

with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Body to reflect Sellers as the owner of the Assets to the extent such failure does not adversely affect the Net Revenue Interest, the Working Interest or the Net Acres set out in Exhibits A or B;

any Encumbrance affecting the Assets that is discharged by Sellers or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

defects based solely on lack of information in Sellers’ files (including title opinions);

lessor’s royalties, overriding royalties, other Royalties, production payments, net profits interests, reversionary interests, and similar burdens on production if the net cumulative effect of such burdens (i) does not reduce the Net Revenue Interest of Sellers with respect to a Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A or Exhibit B for such Lease or Well, or (ii) does not obligate Sellers to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit B, in the same or greater proportion as any increase in such Working Interest);

Defects or irregularities of title (i) as to which [***];

plugging and surface restoration obligations, but only to the extent such obligations do not interfere with the use or operation of any Assets (as currently used or operated);

calls on Hydrocarbon production under existing Contracts but only to the extent listed in Schedule 2;

any matters referenced or set forth on Exhibit A or Exhibit B;

mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription;

any maintenance of uniform interest provision in any operating agreement or similar agreement but only to the extent the Sellers include all holders of outstanding interests in the Assets;

changes in drilling and spacing units, tract allocations or other changes in pool or unit participation occurring after the Execution Date but only to the extent agreed by Buyer in writing;

defects or failure of Sellers’ title relative to any depths or formations other than the Target Formations;

defects as a consequence of [***]; and

any condition, fact or circumstance arising out of the matters described on Schedule 3.06.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets.”

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (for example, Designation E1527-21) or any other visual site assessment or review of records, reports or documents.

“Post-Closing Date” – as defined in Section 2.05(d).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property” or “Properties” – as set forth in the definition of “Assets.”

“Property Costs” – all operating expenses (including utilities, costs of insurance, rentals, title examination and curative actions) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), in each case, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of Contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning of facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) efforts by Sellers or their Affiliates to Cure any Title Defects or Environmental Defects contemplated under this Agreement, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other co-interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (e), whether such claims are made pursuant to Contract or otherwise, (g) Casualty Losses, and (h) Asset Taxes, Income Taxes and Transfer Taxes.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets.”

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit H to be executed and delivered at Closing by HighPeak and the Sellers (and those Sellers’ designees whom Seller designates as a party thereto as identified in writing to Buyer at least two Business Days prior to the Closing Date).

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which there is provision within the applicable instrument expressly stating (or the legal effect under applicable Legal Requirements would be) that an assignment in violation thereof (a) is void or voidable, (b) triggers the payment of specified liquidated Damages, or (c) causes termination of the applicable Assets to be assigned. [***].

“Restricted Parties” – [***].

“Retained Assets” – any rights, titles, interests, assets, and Properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before the Closing; provided, however, that if such Assets, after Closing, are subsequently sold to Buyer under the terms of this Agreement, then such Assets shall no longer be considered Retained Assets and shall be deemed to be part of the “Assets.”

“Retained Liabilities” – Damages, liabilities and obligations arising out of (a) the disposal, arrangement for disposal, or transportation prior to Closing of any Hazardous Materials generated or used by or on behalf of Sellers and taken from the Assets to any location that is not part of the Assets; (b) personal injury (including death) claims or Third Party property damage claims attributable to Sellers’ or their Affiliate’s operation of the Assets prior to the Effective Time; (c) failure to properly and timely pay all Royalties with respect to the Assets that are due by such Seller or any of its Affiliates and attributable to such Seller’s ownership of the Assets prior to the Effective Time; (d) any civil or administrative fines or penalties and criminal sanctions imposed on Seller or its Affiliates in connection with any pre-Closing violation of any Legal Requirement, including Environmental Laws; (e) any operations of the Assets by Sellers or their Affiliates prior to Closing in a manner that constitutes gross negligence or willful misconduct; (f) any claim made by an employee of Sellers or any of their Affiliates directly relating to such employment, and (g) any matters set forth in Schedule 3.03; provided that, from and after the date [***], all Damages, liabilities and obligations arising only out of clauses (a) and (c) shall no longer be a Retained Liability and shall be deemed an Assumed Liability.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Securities Act” – as defined in Section 4.05.

“Seller” or “Sellers” – as defined in the preamble to this Agreement.

“Seller Closing Documents” – the Assignment and any other documents delivered by Sellers at Closing.

“Seller Group” – Each Seller and its respective Affiliates, and its and their respective Representatives.

“Seller Representative” – as defined in Section 12.18.

“Seller Taxes” – (a) Income Taxes imposed by any applicable laws on any Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to any Seller pursuant to Section 12.02(b)(taking into account, and without duplication of, such Asset Taxes effectively borne by such Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.05, or (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 12.02(b)), (c) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of any Seller that is not part of the Assets, and (d) any Taxes (other than the Taxes described in clauses (a), (b) or (c), above) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion of any Straddle Period) ending prior to the Effective Time.

“Specified Receivables” – accounts receivable owed to any Seller (or any of its Affiliates) as operator of any Wells to satisfy previous overpayments by such Seller (or any of its Affiliates) to Third Parties, and the right to recoup same out of proceeds of production in respect of such Wells.

“Straddle Period” – any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Sellers or their Affiliate as the operator of such Wells.

“Target Formations” – for each Well, the currently producing formation of such Well, and for each Lease and Unit, from the surface to the Base of the Wolfcamp Formation.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, and other governmental charges imposed by any Governmental Body in the nature of a tax, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, unclaimed property and escheat obligations and customs duties, together with any interest, penalties, fines or additions thereto, and (b) any obligations to indemnify or otherwise assume or succeed to any such liabilities described in clause (a) above of any other Person, pursuant to a Contract, as a transferee or successor, under Treasury Regulations Section 1.1502-6 or any analogous state, local or non-U.S. Legal Requirements or otherwise.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

[***].

[***].

[***].

[***].

“Title Defect” – any Encumbrance, defect, obligation or other matter that causes Sellers not to have Defensible Title in and to the Leases, Units or Wells, without duplication; provided, however, that the following shall not be considered Title Defects:

(a)

defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in a Third Party’s actual and superior claim of title to the relevant Assets;

defects based on a gap in Sellers’ chain of title in the county records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain;

defects based upon the failure to record any federal or state Leases, easements or rights-of-way, or any assignments of interests in such Leases easements or rights-of-way, in federal or state public records but only to the extent the same have been filed in the applicable county public records;

defects arising from any change in applicable Legal Requirement after the Execution Date;

defects arising from any prior oil and gas lease taken more than 15 years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment; and

defects based solely on the lack of information in Sellers’ files.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes) arising out of, or in connection with, the transfer of the Assets pursuant to this Agreement.

“Units” – as set forth in the definition of “Assets.”

“Wells” – as set forth in the definition of “Assets.”

“Working Interest” – with respect to any Lease, Unit or Well the interest in and to such Lease, Unit or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, Unit or Well (in each case, limited to the Target Formations for such Lease, Unit or Well as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A or Exhibit B, as applicable), but without regard to the effect of any Royalties or other burdens.

SALE AND TRANSFER OF ASSETS; CLOSING

Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer (or shall cause to be sold and transferred) all of their right, title and interest in and to the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Sellers.

Purchase Price; Deposit Amount.

Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be comprised of (i) cash in the amount of $255,000,000.00 (the “Cash Purchase Price”) and (ii) 3,777,777 shares (as adjusted for any stock split, dividend, recapitalization or otherwise) of HighPeak Common Stock (the “Stock Purchase Price” and, together with the Cash Purchase Price, the “Purchase Price”). The Purchase Price shall be allocated among Sellers as set forth in a certificate delivered by the Seller Representative to Buyer five Business Days prior to Closing.

Contemporaneously with the execution of this Agreement, the Parties shall execute and deliver the Escrow Agreement. On or before 5:00 p.m. central standard time on the date that is three Business Day after the Execution Date (the “Deposit Deadline”), Buyer shall deposit by wire transfer in same day funds into an interest-bearing escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount in cash equal to $17,000,000.00 (together with any and all interest or income accrued thereon, the “Deposit Amount”). The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, (i) the Deposit Amount shall be retained by Escrow Agent and the Parties shall instruct the Escrow Agent to transfer it into a separate segregated account established pursuant to the Escrow Agreement (the “Holdback Account”), and (ii) Buyer shall deposit or cause to be deposited into the Holdback Account an additional [***] from the unadjusted Cash Purchase Price (the “Additional Escrow” and together with the Deposit Amount, the “Holdback Escrow”), which amount shall be held by the Escrow Agent in escrow and shall be disbursed by the Escrow Agent to Buyer or Sellers, as applicable, in accordance with Section 10.16 and the Escrow Agreement. If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith. If Buyer fails to pay the Deposit Amount by the Deposit Deadline, then the Seller Representative may terminate this Agreement.

Closing; Preliminary Settlement Statement. Subject to the satisfaction (or waiver) of all applicable conditions to Closing under this Agreement, the Closing shall take place at the offices of Shearman & Sterling LLP located at 300 W. 6th Street, 22nd Floor, Austin, Texas 78701 (or remotely via exchange of electronic documents), on or before July 25, 2022, or if all conditions to Closing under Section 7.01 and Article 8 have not yet been satisfied or waived, within ten Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five Business Days prior to the Closing Date, the Seller Representative will deliver to Buyer a statement setting forth in reasonable detail the Seller Representative’s reasonable determination of the Preliminary Amount, the Closing Cash Amount, the Holdback Escrow, the Defect Escrow Amount, and any other adjustments to the Purchase Price based upon the best information available at that time (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, the Seller Representative shall provide to Buyer such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within three Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to the Seller Representative in writing any objections or proposed changes thereto and the Seller Representative shall consider all such objections and proposed changes in good faith. The estimate agreed to by the Seller Representative and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by the Seller Representative in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Sellers at the Closing.

Closing Obligations. At the Closing:

Each Seller, as applicable, shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

counterparts of each Assignment in the appropriate number for recording in the real property records where the Assets are located, together with assignments in the forms required by federal, state, or county agencies for the assignment of any federal, state, or county Properties, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

any other forms required by any Governmental Body relating to the assignments of the Assets;

possession of the Assets (except the Specified Receivables and the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(i)(E) and Section 2.05(c)(ii)(E));

a certificate executed by an officer of such Seller, certifying on behalf of such Seller that the conditions to Closing set forth in Sections 7.01(a) and 7.01(b) have been fulfilled;

a properly completed and executed IRS Form W-9;

a counterpart of the Preliminary Settlement Statement executed by the Seller Representative;

for each Well, such regulatory documentation on forms prepared by Buyer as is necessary to designate Buyer as operator of such Wells;

the Financial Statements and any other reasonable information requested by HighPeak or Buyer to meet or satisfy applicable Legal Requirements and the Reporting Obligations;

counterparts of the Registration Rights Agreement duly executed by Sellers or Sellers’ designees whom Seller designates as a party thereto as identified in writing to Buyer at least two Business Days prior to the Closing Date;

counterparts of the Transition Services Agreement duly executed by the Seller Representative;

a counterpart of the relevant Non-Compete Agreement executed by the corresponding Restricted Party;

(A) releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, liens, and other recorded encumbrances, in each case, burdening the Assets and securing borrowed monies or other substantially similar indebtedness incurred by Sellers or any of their Affiliates, including under any debt or other similar instrument that is burdening the Assets, and (B) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such liens on the Assets securing due and payable obligations, including under any debt or other similar instrument; in each case, in sufficient duplicate originals to permit recording in all appropriate jurisdictions and offices; and

such documents as HighPeak, Buyer or their counsel may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to the Seller Representative).

Buyer shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate):

the Closing Cash Amount by wire transfer in same-day funds to the account or accounts specified by the Seller Representative;

the number of shares of HighPeak Common Stock comprising the Stock Purchase Price to Sellers (and/or, if applicable, to those Seller designees to whom Seller designates to receive all or a portion of the shares of HighPeak Common Stock identified in writing to Buyer at least two Business Days prior to the Closing Date), free and clear of all encumbrances and restrictions other than restrictions set forth in the Registration Rights Agreement or otherwise imposed by applicable securities Laws or the Organizational Documents of HighPeak;

counterparts of each Assignment in the appropriate number for recording in the real property records where the Assets are located to the Seller Representative;

any other forms required by any Governmental Body relating to the assignments of the Assets to the Seller Representative;

a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled to the Seller Representative;

an executed counterpart of the Preliminary Settlement Statement to the Seller Representative;

for each Well, such regulatory documentation as is necessary to designate Buyer as operator of such Wells and the other Assets to the Seller Representative;

evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.02(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets to the Seller Representative;

counterparts of the Registration Rights Agreement duly executed by HighPeak to the Seller Representative;

counterparts of the Transition Services Agreement duly executed by Buyer to the Seller Representative;

counterparts of the Non-Compete Agreement duly executed by Buyer to the Seller Representative;

the Additional Escrow and the Defect Escrow Amount by wire transfer in same-day funds to the accounts specified by the Escrow Agent; and

such other documents the Seller Representative or counsel to the Seller Representative may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to the Seller Representative).

Allocations and Adjustments. If the Closing occurs:

Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Sellers shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (“COPAS”) standards.

Without limiting the allocation of costs and receipts set forth in Section 2.05(a), for each Well, [***]. For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Sellers on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be allocated in accordance with Section 12.02(b). For the avoidance of doubt, (1) all adjustments to the Purchase Price (except in relation to the Defect Escrow Amount) shall be made proportionately to the Cash Purchase Price (75%) and the Stock Purchase Price (25%), (2) any adjustment that would result in the issuance or conveyance of fractional shares shall be rounded down, and (3) for the purposes of determining the amount of the Defect Escrow Amount, each share of HighPeak Common Stock shall be deemed to have a value of [***].

The Purchase Price shall be, without duplication,

increased by the following amounts:

the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Sellers are entitled under Section 2.05(a) (net of any of the following actually paid by Buyer: (x) Royalties and (y) gathering, processing, transportation and other midstream costs), and (ii) other proceeds received with respect to the Assets for which Sellers would otherwise be entitled under Section 2.05(a);

the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.02(b) but paid or economically borne by Sellers;

the aggregate amount of all upward adjustments pursuant to Article 11;

the aggregate amount of all non-reimbursed Property Costs that have been paid by Sellers that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

the amount of all Specified Receivables attributable to any period prior to the Effective Time;

if applicable, the amount, if any, of Imbalances in favor of Sellers, multiplied by the price per Mcf payable to Sellers under the applicable gas sales Contract as of the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Sellers as of the Effective Time;

to the extent that proceeds for such volumes have not been received by Sellers, value of all Hydrocarbons attributable to Sellers’ interest in the Assets in storage or existing in stock tanks above the pipeline connections, pipelines (excluding linefill and tank bottoms), and plants (including inventory) as of the Effective Time, the value to be based on $83.19 per bbl, less amounts payable (to the extent not paid by Sellers) as Royalties, post-production costs (transportation, gathering, dehydration, compression, processing and costs associated with the sale of such Hydrocarbons) and other burdens upon, measured by, or payable out of such Hydrocarbons production;

overhead payment to the applicable Sellers as described in Section 2.05(b) above; and

the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and

decreased by the following amounts:

the aggregate amount of (i) proceeds received by Sellers from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Sellers with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

the amount of all Asset Taxes allocable to Sellers pursuant to Section 12.02(b) but paid or economically borne by Buyer;

the aggregate amount of all downward adjustments pursuant to Article 11;

the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) incurred by Sellers prior to Closing but are paid by Buyer;

the amount of the Suspense Funds;

if applicable, the amount, if any, of Imbalances owing by Sellers, multiplied by the price per Mcf payable to Sellers under the applicable gas sales Contract as of the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Sellers as of the Effective Time;

the aggregate amount of the Allocated Values attributable to the Retained Assets and any other assets excluded from the Assets after the Execution Date (the “Non-Transferred Assets”); and

the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.

No later than 90 days following the Closing Date, the Seller Representative shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. On or before 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to the Seller Representative a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such 30-day period, Buyer shall be given reasonable access to Sellers’ books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to the Seller Representative containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by the Seller Representative will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is 150 days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to the independent accounting firm of Grant Thornton LLP a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Sellers, respectively, and the independent accounting firm shall finally determine such disputed item in accordance with the terms of this Agreement. The independent accounting firm shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the independent accounting firm shall not increase the Purchase Price more than the increase proposed by the Seller Representative nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such independent accounting firm shall be binding on the Parties, and the fees and expenses of such independent accounting firm shall be borne one-half by Sellers and one-half by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the independent accounting firm as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to the Seller Representative an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Sellers shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by the Seller Representative or Buyer, as applicable. From and after the Final Settlement Date, there shall be no further adjustments under this Section (or with respect to Section 2.03) and any liabilities shall be addressed exclusively under Article 10.

Assumption. If the Closing occurs, then upon Closing, and from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities arising from, based upon, related to, or associated with the Assets (collectively, the “Assumed Liabilities”), subject to each Seller’s indemnity obligations under Section 10.02 (and further subject to the limitations, survival periods and restrictions in Article 10): any and all Damages and obligations, known or unknown, allocable or attributable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, development, replacement, operation or disposition of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have already been accounted for as provided under Section 2.05 at Closing or in connection with the Final Settlement Statement; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface and subsurface restoration or reclamation of the Assets, including oil, gas, injection, water, or other wells, pipelines, storage tanks, and all surface equipment and facilities; (d) for the reclaiming of Wells or reestablishing of production of Wells; (e) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of title set forth in the Assignment, attributable to or resulting from lack of Defensible Title to the Assets or any other deficiency in title; (f) attributable to the Suspense Funds, to the extent actually received by Buyer at Closing (or for which a reduction to the Purchase Price was made); (g) attributable to the Imbalances; (h) subject to Buyer’s rights and remedies set forth in Article 10 or Article 11, attributable to or resulting from all Environmental Liabilities or Environmental Conditions relating to the Assets; (i) related to the conveyance of the Assets to Buyer at Closing [***]; (j) attributable to or resulting from Asset Taxes allocable to Buyer pursuant to Section 12.02(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Buyer as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.05, and (ii) any payments made from one Party to the other in respect of Assets Taxes pursuant to Section 12.02(b)); (k) attributable to or resulting from Transfer Taxes, if any, and all required documentary, filing and recording fees and expenses incurred pursuant to this Agreement and, in each case, allocable to Buyer pursuant to Section 12.02(b); (l) attributable to the Leases and the Applicable Contracts, and (m) related, in any way, to the matters set forth on Schedule 3.06; provided, however, that the Assumed Liabilities shall not include any Seller Taxes, Retained Liabilities or any obligations relating to the Retained Assets or Excluded Assets. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the matters identified in subsections (i) through (iii) above as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto, whether such liability arose prior to, as of, or after the Effective Time (subject to Seller’s indemnity obligations under Section 10.02 and Buyer’s rights and remedies set forth in Article 11). The Buyer further acknowledges that (1) the Assets may contain asbestos, Hazardous Materials, or NORM; (2) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (3) wells, materials, and equipment located on the Assets may contain NORM; and (4) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets. From and after the Closing, but effective as of the Effective Time, subject to each Seller’s indemnity obligations under Section 10.02 (subject to the limitations, restrictions and survival periods in Article 10) and subject to Buyer’s rights and remedies set forth in Article 11, Buyer shall assume, with respect to the Assets, all responsibility and liability for the matters identified above, including any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

Allocation of Purchase Price. Buyer shall allocate the Purchase Price among the Assets, and Sellers Representative shall allocate the Purchase Price among Sellers as set forth in Schedule 2.07 hereto. Sellers and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11 hereof. The Sellers Representative and Buyer shall cooperate in the preparation of an allocation, under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, of the Final Amount and any other items properly treated as consideration for U.S. federal income Tax purposes, among the Assets in accordance with the six categories specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), which may be different from the Allocated Values, to the extent allowed under applicable U.S. federal income Tax laws (the “Tax Allocation”). Buyer shall use commercially reasonable efforts to deliver a draft Tax Allocation to Sellers Representative within 30 days after the Final Settlement Date, and shall incorporate any reasonable comments received in writing from Sellers Representative within 30 days of delivery of the draft Tax Allocation. Sellers and Buyer shall use the Tax Allocation (as agreed by the Parties) to report, and cause their respective Affiliates to report, the federal, state, and local income Tax consequences of the Contemplated Transactions, including in connection with filing a separate IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as to the portion of the Tax Allocation attributable to each Seller, as promptly as possible and in a manner consistent with the Tax Allocation, as revised to take into account subsequent adjustments to the Purchase Price, and shall not take any position inconsistent therewith on any Tax Return, unless required to do so by any Legal Requirement; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Tax Allocation.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Buyer acknowledges and agrees that, (x) the representations and warranties in this Article 3 shall be deemed to have been made by each Seller on a several basis, and not on a joint and several basis; and (y) each individual Seller expressly disclaims any representation or warranty made by or regarding any such other Seller or its Affiliates or any of their interests in the Assets. Subject to the foregoing, each Seller makes its applicable representations and warranties set forth below in this Article 3 to Buyer as of the Execution Date and the Closing Date:

Fundamental Representations.

Such Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and at the Closing, all instruments executed and delivered by such Seller at or in connection with the Closing shall have been duly executed and delivered by such Seller. This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller of the Assignment at the Closing, such Assignment shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller of the Seller Closing Documents, such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Except as set forth in Schedule 3.01(c), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions: neither the execution and delivery of this Agreement by such Seller nor the consummation or performance of any of the Contemplated Transactions by such Seller shall, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of such Seller, or (ii) any resolution adopted by the board of directors, managers or officers of such Seller; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller, or any of the Assets, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller or, to such Seller’s Knowledge, Threatened against such Seller. The Assets are not being, and have not been, assigned, transferred, conveyed, pledged, or disposed of, in whole or in part, in any manner, with the actual intent to hinder, delay or defraud any creditor.

Taxes. All Asset Taxes that have become due and payable have been duly and timely paid, all Tax Returns required to be filed by such Seller with respect to Asset Taxes have been duly and timely filed and all such Tax Returns are correct and complete in all material respects. There are no liens for Taxes on the Assets, other than statutory liens for Taxes that are not yet due and payable. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. There are no administrative or judicial Proceedings by any taxing authority pending against such Seller relating to or in connection with any Asset Taxes. No Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute with respect to any tax partnership that will remain in existence after the Closing Date. Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.02 are the only representations and warranties of such Seller with respect to Taxes.

Legal Proceedings. Except as disclosed on Schedule 3.03, such Seller has not been served with any Proceeding, and, to such Seller’s Knowledge, there is no pending or Threatened Proceeding against such Seller or any of its Affiliates, in each case, that (a) relates to such Seller’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Brokers. Neither any such Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller and its Affiliates.

Compliance with Legal Requirements. To such Seller’s Knowledge, except as set forth in Schedule 3.05, (a) Seller’s ownership and the operation of the Assets is in compliance with all applicable Legal Requirements (other than Environmental Laws, which are solely and exclusively addressed in Section 3.12 and Article 11 and Legal Requirements with respect to Taxes, which are solely addressed in Section 3.02), (b) all necessary Permits (excluding Environmental Permits) with respect to the ownership and operation of the Assets have been obtained and maintained in full force and effect, and (c) to Seller’s Knowledge, there are not any facts, conditions or circumstances in connection with, related to or associated with the Assets or Seller’s ownership or operation of any thereof that could reasonably be expected to give rise to any material claim or assertion that Seller, the Assets or Seller’s ownership or operation thereof are not in material compliance with any applicable Legal Requirements of any Governmental Body or with any material term or conditions of any applicable Permit, license, approval, consent, certificate or other authorization material to Seller or the Assets

Prepayments. Except for any Imbalances, such Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

Imbalances. Except as set forth in Schedule 3.07, there are no Imbalances with respect to such Seller’s obligations relating to the Properties.

Material Contracts.To such Seller’s Knowledge, Schedule 3.08 sets forth all Applicable Contracts with respect to Sellers of the type described below as of the Execution Date (collectively, the “Material Contracts”):

any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without payment or penalty on 90 days’ or less notice;

any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to, Sellers of more than $200,000.00 net to Sellers’ interest during the current or any subsequent fiscal year;

any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, unit operating agreements, unit agreements, exploration agreements, participation agreements, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Date or that restricts, limits or prohibits a Person from engaging in any line of business;

any Applicable Contract with any Affiliate of a Seller;

any Applicable Contracts (other than the Leases) to sell, lease, exchange, or otherwise dispose of all or any part of the Assets (inclusive of any reversionary interests);

any Applicable Contract that is a salt water disposal agreement, bottom hole agreement, acreage contribution agreement, or water injection agreement; and

any Applicable Contract containing a reversionary interest.

Neither Seller, nor, to Seller’s Knowledge, any other Person, is in material default under any Material Contract, except as set forth in Schedule 3.08. Except as set forth in Schedule 3.08, there are no Contracts with Affiliates of such Seller that will be binding on the Assets after Closing. To Seller’s Knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 3.08, no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the Execution Date or as of the Closing, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Prior to the Execution Date, Seller has made available to Buyer (or its representatives) true and complete copies of each Material Contract and all amendments or modifications thereto. Seller has paid all costs payable by Seller under all Material Contracts, except for immaterial amounts and those being contested in good faith.

Consents and Preferential Purchase Rights. To such Seller’s Knowledge, except as set forth in Schedule 3.09, none of the Assets are subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, and (b) Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee.

Permits.

To such Seller’s Knowledge, except as set forth in Schedule 3.10 and except as to Environmental Permits which are solely and exclusively addressed in Section 3.12 and Article 11, (i) with respect to Assets currently operated by such Seller or any of its Affiliates, such Seller or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to own the Assets and conduct operations on such Assets in material compliance with all applicable Legal Requirements; (ii) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; (iii) such Seller is in compliance in all material respects with all such Permits; (iv) there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit; and (v) the Contemplated Transactions will not adversely affect the validity of any such Permit or cause a cancellation of or otherwise adversely affect such Permit.

With respect to the Assets for which Sellers are not the operator, to the Knowledge of Seller: (i) the operator of such Assets has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (ii) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; (iii) the operator of such Assets is in compliance in all material respects with all such Permits; (iv) there are no violations of any such Permit that would (or could with notice or lapse of time) result in the termination of such Permit; and (v) the transactions contemplated by this Agreement will not adversely affect the validity of any such Permit or cause a cancellation of or otherwise adversely affect such Permit.

1.01    Current Commitments. There are no outstanding authorities for expenditure that are binding on the Properties and that Seller reasonably anticipates will require expenditures by Seller or its successors in interest in the aggregate from and after the Effective Time in excess of $200,000.00 (net to Sellers’ interest), other than as shown on Schedule  3.11.

1.02    Environmental Laws. Except as disclosed on Schedule 3.12, (a) from the Defect Notice Date to the Closing Date, Seller and its Affiliates are and have been (and prior to the Defect Notice Date, to such Seller’s Knowledge, Sellers and its Affiliates are and have been) in compliance in all material respects with all Environmental Laws with respect to the ownership or operation of the Assets, (b) there are no actions, suits or Proceedings pending, or to such Seller’s Knowledge, Threatened, by or before any Governmental Body with respect to the ownership or operation of the Assets alleging material violations of, or material liabilities under, any Environmental Laws, (c) Seller has received no written notice from any Person of any condition or arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof, that, if true, would constitute violation of, non-compliance with, or require remediation under, any Environmental Law or with the terms or conditions of any Environmental Permits, (d) Seller has neither entered into, nor is it (or, to such Seller’s Knowledge, is any Asset) subject to, any agreements, consents, orders, decrees, judgments, licenses, or Permit or Environmental Permit conditions, or other directives from any Governmental Body that relate to the future use of any Asset and that require remediation or other change in the present condition or operation of the Assets, (e) to such Seller’s Knowledge, there have been no releases of Hazardous Materials on, from, under, or to the Assets or other condition or circumstance that, with notice or the passage of time or both, that could reasonably be expected to give rise to material Damages, including material obligations to remediate, under Environmental Law, (f) Seller has provided to Buyer all material Records and other documents in its possession or control related to environmental matters of the Assets, including but not limited to environmental site assessments, environmental audits, sampling or other test results, oil and gas analyses (including such analyses used for air permitting), incident and spill reports, whether internal or as reported to a Governmental Body, and notifications to, filings with, and any other correspondence with a Governmental Body, and (g) all permits, licenses, consents, certificates, registrations, approvals, variances, waivers, and other authorizations required by Environmental Laws or by any Governmental Body or Third Party with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and have been and are being maintained in full force and effect, and the Assets are being maintained in compliance with the Environmental Permits in all material respects.

1.03    Wells. Except as disclosed on Schedule 3.13,

no Well is subject to penalties on allowable production after the Effective Time because of any overproduction or any other violation of applicable Legal Requirements or Contracts;

there are no Wells that (i) Seller is obligated by applicable Legal Requirement or Contract to plug, dismantle or abandon, or that are currently subject to exceptions to a requirement to plug, dismantle or abandon issued by a Governmental Body, or (ii) solely with the passage of time will be, required to be plugged, dismantled or abandoned;

there are no Wells that have been plugged, dismantled or abandoned but have not been plugged, dismantled or abandoned in compliance in all material respects with all applicable Legal Requirements and requirements of each regulatory authority having jurisdiction over the Assets;

all currently producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion, recompletion, stimulation, or other operations on, with respect to, or affecting the Assets; and

all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases and Contracts.

Non-Consent Operations. Except as set forth on Schedule 3.14, as of the Execution Date, no Seller has elected not to participate in any operation or activity proposed with respect to the Assets which could result in such Seller’s interest in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 3.14 contains a complete and accurate list of the status of any payout balances for each Asset that is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Asset, as of the dates shown on such schedule with respect to each Asset.

Availability of Properties. The Assets constitute and include all of the assets necessary for, or used or held for use by Seller in, the conduct of Seller’s business with respect to ownership or operation of the Assets as presently owned or operated by Seller in the ordinary course of business, consistent with past practices. Since the Effective Time, Seller has not transferred, conveyed (including any conveyance or reservation of overriding royalties, net profits interests or other leasehold burdens), farmed out, sold, encumbered, removed, abandoned, let lapse or expire, terminated or otherwise disposed of its interest in any of the Assets, or agreed to do any of the foregoing, except for sales and dispositions of Hydrocarbon production in the ordinary course of business. Except as set forth in Schedule 3.15, to the Knowledge of such Seller, the personal property, fixtures and improvements included in the Assets are in good repair, working order and operating condition in all material respects, ordinary wear and tear excepted.

Hedges. Except as set forth in Schedule 3.16, there are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that are currently binding on the Assets or will be binding on the Assets after Closing.

Suspense Funds. Schedule 3.17 sets forth a list of all amounts representing the value or proceeds of production removed or sold from the Assets and held by the Sellers as of the date set forth thereon that are payable to Third Parties but held in suspense (“Suspense Funds”), a description of the source of such Suspended Funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the parties claiming such funds or to whom such funds are owed.

Leases. Such Seller has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to its interest in the Leases, in each case in accordance with the Leases and applicable Legal Requirements. Schedule 3.18 contains a true, correct, and complete list of all Leases that (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before a date that is 120 days after the Execution Date.

Financial Statements. As of the Closing Date, the Financial Statements were prepared in accordance with GAAP consistently applied and present fairly in all material respect the financial position and operation results of the Assets as at the dates and for the periods indicated therein.

Insurance. (a) Schedule 3.20 sets out a true and complete list of all insurance policies currently held by the Sellers or Sellers’ Affiliates relating to the Assets, and (b) all such insurance policies are in full force and effect and all related premiums have been paid to date.

Royalty Payments. Except as set forth on Schedule 3.21, all royalties (including landowner’s royalties, overriding royalties and nonparticipating royalties), rents, rentals, shut-in royalties, production payments, net profits interests, and other royalties or similar burdens measured with respect to production attributable to the interests in the Leases held by a Seller that have become due and payable have been calculated in accordance with applicable Legal Requirements and the instruments and contracts creating such burdens and have been paid accurately (other than Suspense Funds).

Personal Property. Except as set forth on Schedule 3.22, all of the Personal Property is in an operable state of repair adequate to maintain normal operations as currently operated and used by the Sellers, in all material respects, ordinary wear and tear excepted, and the Sellers collectively have all rights-of-way, easements, or other similar access rights, in each case, that are necessary to access, own and operate the Personal Property as currently accessed, owned and operated by the Sellers. The Personal Property constitutes, in all material respects, all of the personal property and fixtures necessary to conduct the business of Sellers as presently conducted in the ordinary course of business with respect to the Properties. Such Seller has (and the Buyer, as successor in interest to such Seller, will have) (a) title to the Personal Property free and clear of Encumbrances, other than Permitted Encumbrances, or (b) with respect to rented Personal Property, a good and valid leasehold interest in such Personal Property.

Specified Matters. There have been no losses, claims, Damages, liabilities, costs or expenses incurred by, suffered by or owing by the Sellers as of the Closing (and Sellers do not have Knowledge of any facts or circumstances that could lead to any such losses, claims, Damages, liabilities, costs or expenses) caused by, arising out of, or resulting from the following matters:

except with respect to any Casualty Losses, any Third Party injury or death, or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement);

any civil fines or penalties or criminal sanctions imposed or assessed on a Seller, to the extent resulting from any violation of Legal Requirements (including any Environmental Law) and affecting the Assets or Buyer from and after Closing; or

any transportation or disposal of Hazardous Materials from any Property to a site that is not a Property.

Absence of Certain Changes. Since the Effective Time until the Execution Date, there has not been any (a) material destruction, damage, loss, or Casualty Loss to or affecting any Assets operated by such Seller, whether or not covered by insurance; or (b) event, occurrence or circumstance on the Properties operated by such Seller, in each case, that has had a Material Adverse Effect. To such Seller’s Knowledge, since the Effective Time until the Execution Date, there has not been any (i) material destruction, damage, loss, or Casualty Loss to or affecting any Assets not operated by such Seller, whether or not covered by insurance; or (ii) event, occurrence or circumstance on the Properties not operated by such Seller, in each case, that has had a Material Adverse Effect.

Asset Credit Support. Schedule 3.25 sets forth a complete and accurate list of any Asset Credit Support posted, maintained or provided by or on behalf of such Seller or its Affiliates with respect to its ownership or operation of the Assets. To such Seller’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any Asset Credit Support.

1.04    Investment Intent. Such Seller (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of an acquisition and ownership of the HighPeak Common Stock comprising the Stock Purchase Price, (c) has such knowledge and experience in business and financial matters so that such Seller is capable of evaluating (and has evaluated) the merits and risks of an investment in the HighPeak Common Stock being acquired hereunder, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (e) is acquiring the shares of HighPeak Common Stock comprising the Stock Purchase Price for its own account and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof in violation of the Securities Act and applicable state securities Laws, and (f) acknowledges and understands that (i) the shares of HighPeak Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) each of the shares of HighPeak Common Stock comprising the Stock Purchase Price will, upon its acquisition by such Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable foreign and state securities Laws, except under an exemption from such registration under the Securities Act and such Laws.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, with respect to itself only, and HighPeak, with respect to itself only, as applicable, represents and warrants as follows to Sellers, as of the Execution Date and the Closing Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date):

Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located. HighPeak is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas.

Authority. This Agreement constitutes the legal, valid, and binding obligation of the Buyer and HighPeak, enforceable against Buyer and HighPeak in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer or HighPeak any documents executed and delivered by the Buyer or HighPeak at the Closing (collectively, “Buyer Closing Documents”), the corresponding Buyer Closing Documents shall constitute the legal, valid, and binding obligations of the Buyer or HighPeak (as applicable) enforceable against Buyer or HighPeak (as applicable) in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Each of Buyer and HighPeak has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and its corresponding Buyer Closing Documents, and to perform its obligations under this Agreement and its corresponding Buyer Closing Documents.

No Conflict. Assuming all Consents are obtained, neither the execution and delivery of this Agreement by Buyer and HighPeak nor the consummation or performance of any of the Contemplated Transactions by Buyer or HighPeak shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions. Neither the execution and delivery of this Agreement by Buyer and HighPeak nor the consummation or performance of any of the Contemplated Transactions by Buyer or HighPeak shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer or HighPeak, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer or HighPeak, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer or HighPeak may be subject. Neither Buyer nor HighPeak is or shall be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Certain Proceedings. There is no Proceeding pending against Buyer or HighPeak that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer’s Knowledge, no such Proceeding has been Threatened.

Knowledgeable Investor. Buyer is experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, environmental, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and they have relied solely thereon and on the representations and obligations of Sellers in this Agreement and the documents to be executed by Sellers in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

Financial Ability. As of the Closing Date, Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the Closing Cash Payment, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform all of Buyer’s obligations under this Agreement and Buyer Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

Securities Laws. The solicitation of offers and the sale of the Assets by Sellers have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Sellers contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, and subject to Sellers’ compliance with the terms of this Agreement, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets other than any records considered Excluded Assets, (b) been afforded the opportunity to ask all questions of Sellers (or Sellers’ Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Sellers or otherwise), and (e) BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY OR ON BEHALF OF ANY SELLER OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

Basis of Buyer’s Decision; No Reliance. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Sellers and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and each Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by any Seller. Buyer has not relied and shall not rely on any statements by Sellers or their Representatives, agents, consultants, or advisors engaged by, Sellers or their Affiliates (other than those representations, warranties, covenants, and agreements of any Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. If Closing occurs, Buyer shall be deemed to have represented and warranted to Sellers that it has been afforded an opportunity to (a) examine the Assets and such documents, instruments, and other materials as it has requested to be provided to it by Sellers, (b) discuss with Representatives of applicable Seller such documents, instruments, and other materials and the nature, condition, and operation of the Assets, (c) investigate the condition, of the Assets, and (d) satisfied itself, through its own due diligence, of the environmental and physical condition and contractual arrangements of the Assets. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN ARTICLE 9, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE, OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Sellers. Buyer expressly acknowledges and recognizes that the price for which Sellers have agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices Consumer Protection Act, V.T.C.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement (including those of other states), and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 12.04. BUYER FURTHER RECOGNIZES THAT SELLERS, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAVE EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 4.

Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is and will be immediately after giving effect to the Contemplated Transactions, solvent.

Capitalization.

As of the close of business on the Execution Date, the authorized capital of HighPeak consisted of 600,000,000 HighPeak Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share. All of the issued and outstanding shares of HighPeak Common Stock have been duly authorized and validly issued in accordance with HighPeak’s Organizational Documents, or under the laws of the State of Delaware, are fully paid and nonassessable.

As of the Closing, the Stock Purchase Price will be duly authorized in accordance with HighPeak’s Organizational Documents, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien or claim and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or first offer or similar rights created under HighPeak’s Organizational Documents or under the laws of the State of Delaware.

HighPeak has all requisite power and authority to issue and deliver the Stock Purchase Price to Sellers in accordance with and upon the terms and conditions set forth in this Agreement.

Nasdaq Listing. HighPeak has not received any notice from Nasdaq of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except as disclosed in the SEC Filings. The issued and outstanding shares of HighPeak Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq Global Market. HighPeak is in compliance with all applicable Legal Requirements of the Nasdaq in all material respects. No Order of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the Nasdaq, preventing or suspending trading in any shares of HighPeak Common Stock has been issued. There is no Proceeding pending or, to the Knowledge of HighPeak, Threatened against HighPeak by any securities commission or similar securities regulatory authority or any other Governmental Body, or of the Nasdaq, with respect to any intention by such entity to deregister the shares of HighPeak Common Stock or prohibit, prevent, suspend or terminate the listing of the shares of HighPeak Common Stock on the Nasdaq. HighPeak has taken no action that is designed to terminate the registration of the HighPeak Common Stock under the Exchange Act.

SEC Filings.

HighPeak has timely filed with or furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, certifications, prospectuses, proxy statements, registration statements, schedules, statements, and other documents required to be filed or furnished by it since January 1, 2021 under the Securities Act, the Exchange Act, and all other federal Legal Requirements. All such forms, reports, certifications, prospectuses, proxy statements, registration statements, schedules, statements, and other documents are herein collectively referred to as the “SEC Filings”. The SEC Filings, at the time filed or furnished, (i) complied in all material respects with applicable requirements of federal securities and SEC Legal Requirements and (ii) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent SEC Filing), include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings, and HighPeak has not received any written notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.

Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the SEC Filings: (i) complied in all material respects with the published Legal Requirements of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of HighPeak and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC.

Neither HighPeak nor any of its consolidated subsidiaries has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of HighPeak prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in HighPeak’s consolidated balance sheet (or the notes thereto) as of December 31, 2021, included in the SEC Filing filed or furnished prior to the date hereof, (ii) incurred in the ordinary course of business since December 31, 2021, (iii) incurred in connection with this Agreement and the Contemplated Transactions, or (iv) that are immaterial to HighPeak and its consolidated subsidiaries, taken as a whole.

Securities Laws. Assuming Sellers’ representations and warranties contained in this Agreement are true and correct, the offer and sale of the shares of HighPeak Common Stock comprising the Stock Purchase Price will be issued pursuant to an exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Regulation D as promulgated by the SEC under the Securities Act.

Controls and Procedures.

HighPeak maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of HighPeak’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP.

HighPeak maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by HighPeak in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. HighPeak has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of HighPeak’s most recently completed fiscal quarter.

Form S-3. As of the Execution Date, HighPeak is eligible to register the resale of the HighPeak Common Stock comprising the Stock Purchase Price by Sellers under Form S-3 promulgated under the Securities Act.

COVENANTS OF SELLERS

Access and Investigation.

From and after the Execution Date, to the extent doing so would not violate applicable Legal Requirements, Sellers’ obligations to any Third Party or other restrictions on Sellers, Sellers shall afford Buyer and its Representatives access, during Sellers’ regular hours of business, to be coordinated with the Seller Representative or its Representatives, to appropriate Sellers’ personnel, any of Sellers’ Assets, contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records, or other documents and data that are Excluded Assets; provided that Sellers shall use reasonable efforts to obtain the consent of any Third Party necessary to give Buyer and its Representatives reasonable access to the Assets; and PROVIDED FURTHER THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE ASSIGNMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES, AND OTHER DATA THAT IT MAY PROVIDE OR DISCLOSE TO BUYER. If Buyer is unable to conduct environmental investigations pursuant to Section 5.01(b)), Buyer may elect to exclude such Asset from the Contemplated Transactions (and any other Assets associated therewith) and the Purchase Price will be reduced by the Allocated Value thereof).

Buyer’s review of the Assets may include a Phase I Environmental Site Assessment, and subject to the limitations on testing or sampling set forth below, an evaluation of compliance of the Assets with Environmental Laws, a review of environmental conditions affecting ownership or operation of the Assets, and any other review concerning environmental matters that Buyer deems necessary. Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Sellers and any applicable Third Parties and that complies with applicable Legal Requirements and all health and safety rules and policies of Sellers or, as applicable, Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling on or at the Assets, unless prior, written consent is requested by Buyer and granted by Sellers, which such consent may not be unreasonably withheld, conditioned, or delayed. The withholding of such consent to conduct subsurface or other invasive testing or sampling shall be deemed unreasonable if (without limitation) Buyer has provided Sellers with a written report prepared by Buyer’s Representatives in connection with a Phase I Environmental Site Assessment which recommends such testing or sampling. If: a Phase I Environmental Site Assessment prepared by an independent Third Party (i) reasonably determines that environmental sampling or invasive activity is necessary to confirm the existence of an Environmental Defect that may result in remediation costs, (ii) recommends such activity, and Sellers deny such consent, Buyer may elect to exclude the affected Asset by delivering written notice to Sellers, in which case the Purchase Price shall be reduced by the Allocated Value of the affected Property.

Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Sellers and Sellers’ Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer and the Confidentiality Agreement (and the restrictions set out in Section 2 thereof) shall terminate and be no longer valid from and after the Closing Date except with regards to Sellers’ confidential information unrelated to the Assets and provided to Buyer.

Operation of the Assets. Except as set forth on Schedule 5.02 or as otherwise approved by Buyer in writing, between the Execution Date and the Closing, Sellers shall operate and conduct their business with respect to their ownership and operation of their interests in the Assets in the ordinary course consistent with past prudent practices, and, without limiting the generality of the preceding, Sellers shall:

not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, and except for sales of Hydrocarbons, Personal Property and inventory in the ordinary course of business; provided that with respect to sales and dispositions of Personal Property in the ordinary course of business, such disposed Personal Property is replaced with Personal Property of comparable or better value and utility in connection with the maintenance, repair and operation of the Assets);

not propose any single operation with respect to the Wells or Leases with an anticipated cost in excess of $200,000 net to Sellers’ interest, except for any emergency operations, nor shall this restrict (or require consent for) payment of any joint interest billings for operations previously approved prior to the Execution Date;

operate and fulfill all contractual or other covenants, obligations and conditions imposed upon Sellers with respect to the Assets, and no Seller shall knowingly and voluntarily waive any material rights under, amend or terminate any Lease or Material Contract;

pay all royalties, overriding royalties and similar burdens on production, Asset Taxes, Property Costs and other payments that become due and payable in connection with the Assets; provided that, for the avoidance of doubt, to the extent such Asset Taxes are allocated to Buyer pursuant to Section 12.02, such payment shall be paid on behalf of Buyer;

maintain all Permits required for ownership and operation of the Assets in full force and effect, including file with the appropriate Governmental Body any applications necessary for renewal of such Permits;

not introduce any new methods of management, operation or accounting with respect to any or all of the Assets;

except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Properties that requires expenditures exceeding $200,000 (net to Sellers’ interest) for each operation;

not voluntarily abandon any of the Wells other than as commercially reasonable or as required pursuant to the terms of a Lease or by applicable Legal Requirements;

not grant any preferential right or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer;

not incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein; provided that Sellers may incur or agree to incur an obligation or liability with regards to sales of production, inventory or salvage or with respect to any Assets with a value less than $200,000 (net to Sellers’ interest) or pursuant to any disclosed authorizations for expenditures covering the Assets;

not remove any of the Personal Property from any Lease (except to move such Personal Property to another Lease);

promptly provide Buyer with written notice of (i) any claims, proceedings or other occurrences that affect the Assets in any material respect; or (ii) any proposal from a Third Party to engage in any material transaction (e.g., a farmout) with respect to the Assets;

not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Properties, or voluntarily abandon any of the Properties other than as required pursuant to the terms of a Lease or applicable Legal Requirement;

take or fail to take any action that would cause an Encumbrance to arise or exist on the Assets, or otherwise allow a lien to attach or encumber the Assets (other than a Permitted Encumbrance);

maintain insurance coverage on the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by a Third-Party operator for the joint account pursuant to a joint operating agreement or similar agreement;

except as required by applicable Legal Requirement or upon receipt of written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), not make any settlement of or compromise any material Tax liability; make, adopt or change any material Tax election or Tax method of accounting; surrender any right to claim a material refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; in each case in a manner that would reasonably be expected to increase the Tax liabilities of Buyer or its Affiliates after Closing;

not execute, terminate, cancel, extend, or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on 90 days’ or shorter notice;

provide Buyer with such financial and operating data and other information with respect to the Assets as Buyer may reasonably request from time to time;

consult and coordinate with Buyer on all operations (whether related to drilling, completion, workover, plug and abandonment, or other) relating to the Assets that may be proposed during, or have been previously approved and are conducted prior to the Closing Date; and

not agree to take any action or actions prohibited above.

Buyer acknowledges that Sellers own undivided interests in certain of the Properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners who are not Sellers shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of Working Interest owners constitute such a Breach so long as Sellers have voted their interests and have acted in a manner that complies with the provisions of this Section 5.02. The Seller Representative may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) after delivery of notice from the Seller Representative to Buyer requesting such consent unless Buyer notifies the Seller Representative to the contrary during such ten-day period. Notwithstanding the foregoing provisions of this Section 5.02, in the event of an emergency or from and after the Outside Date, Sellers may take any such action as reasonably necessary, at Sellers’ sole discretion, without the consent of Buyer and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) in writing (including by e-mail) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Sellers’ representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

Insurance. Sellers shall maintain in force during the period from the Execution Date until the Closing, all of Sellers’ insurance policies pertaining to its interest in the Assets in the amounts and with the coverages currently maintained by Sellers. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

Consent and Waivers. Seller Representative, no later than ten Business Days after the Execution Date, shall send to the holder of each Consent and Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Consent or Preferential Purchase Right seeking such holder’s consent or waiver to the Contemplated Transactions. Sellers shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer. No Party shall be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents or any other approvals or Consents. Buyer shall cooperate with Sellers in seeking to obtain such Consents.

Amendment to Schedules. Until the Closing, Sellers shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters discovered or occurring subsequent to the Execution Date (except for matters that would constitute a breach of Sellers’ representations or warranties). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 7 have been fulfilled, the Schedules to Sellers’ representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

Successor Operator. On the Closing Date, Sellers will cause Buyer to succeed Sellers as operator of any Properties operated by the Sellers effective as of the Closing Date. Buyer, with Sellers’ commercially reasonable efforts, shall promptly, following Closing, file all appropriate forms, Permit transfers and declarations or Asset Credit Support with the applicable Governmental Bodies relative to its assumption or maintenance of operatorship. For all Assets operated by Sellers or an Affiliate of Sellers, Sellers shall execute and deliver to Buyer, on forms to be prepared by Sellers (with the cooperation of Buyer), and Buyer shall promptly file, the applicable forms transferring operatorship of such Assets to Buyer.

Financial Statements.

From and after the Execution Date but no later than the Closing Date, Sellers shall obtain and deliver to Buyer and HighPeak (i) audited statements of revenues and direct operating expenses of the Assets for the years ended December 31, 2020 and 2021, prepared in accordance with GAAP consistently applied by the Sellers (including the Supplemental Oil and Natural Gas Information contemplated by Accounting Standards Codification Topic 932), (ii) unaudited statements of revenues and direct operating expenses of the Assets for the period from January 1, 2022 through the end of the most recent fiscal quarter ended prior to the Closing Date (and the comparable interim period of 2021), prepared in accordance with GAAP consistently applied by the Sellers, and (iii) a reserve report of the Assets as of December 31, 2021, prepared by a Third Party petroleum engineering firm reasonably acceptable to Buyer (collectively, the “Financial Statements”). Sellers shall also obtain the consent of such auditor and reserve engineer to the use of any information provided by them, including in documents filed with the SEC under the Securities Act and/or the Exchange Act, in accordance with normal custom and practice.

From and after the Execution Date, and until the completion of the HighPeak’s and/or Buyer’s audit of their financial statements as of and for the first fiscal year beginning after the Closing Date, Sellers shall use commercially reasonable efforts to (i) furnish any additional financial, business, accounting, reserve reports and data, and any other information relating to the Sellers’ ownership and operation of the Assets, reasonably requested by HighPeak, Buyer or their Representatives to comply with applicable Legal Requirements (including Regulation S-X and Subpart 1200 to Regulation S-K), (ii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by HighPeak or Buyer, (iii) cause the auditor(s) and/or reserve engineer(s) discussed in section (a) above to provide customary comfort letters to HighPeak, Buyer and their Representatives (and/or their designees) as needed from time to time (including, without limitation, by delivering to such auditor(s) and/or reserve engineer(s) such customary representation letters as they may reasonably request), and make available senior management, employees and Representatives, including auditors, of the Seller Group at reasonable times and upon reasonable advance notice, to provide reasonable assistance to HighPeak, Buyer or their Representatives in the preparation of any documents, filings or statements needed to comply with applicable Legal Requirements.

Buyer and HighPeak shall use commercially reasonable efforts to utilize the Financial Statements and all information provided by Sellers and their Representatives pursuant to this Section 5.07 to satisfy their obligations pursuant to Items 2.01 and 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed under the Exchange Act as a result of consummation of the Contemplated Transactions (the “Reporting Obligations”). If HighPeak, Buyer or their Representatives reasonably believe that the Financial Statements and information provided by Sellers will not suffice to satisfy such obligations, then Sellers shall cooperate, provide any additional information and revise the Financial Statements as requested by HighPeak, Buyer or their Representatives to satisfy such Reporting Obligations.

OTHER COVENANTS

Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify the Seller Representative in writing and Sellers shall promptly notify Buyer in writing if Buyer or Seller, as applicable, obtains Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, however, a Party’s delivery of such notice or failure to provide such notice of a Breach shall not (a) waive, alter, or diminish the rights or remedies of such Party under Article 10, or (b) give rise to an obligation to indemnify the Party in Breach under Article 10. If a Party’s representations or warranties are untrue or become untrue in any material respect between the Execution Date and the Closing Date, or if any of the Parties’ covenants or agreements to be performed or observed prior to or on the Closing Date have not been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement has been or is cured by the Closing (or, if the Closing does not occur, by the Outside Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Replacement of Insurance and Asset Credit Support.

The Parties understand that none of the insurance currently maintained by Sellers or Sellers’ Affiliates covering the Assets, nor any of the Asset Credit Support, if any, posted by Sellers or Sellers’ Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Sellers evidence of, all necessary replacement Asset Credit Support, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own and operate the Assets, including, without limitation, those described in Schedule 6.02 attached hereto. Promptly following the Closing, Buyer shall obtain or cause to be obtained in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.

Promptly (but in no event later than five Business Days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Sellers shall reasonably assist Buyer with such filings.

Governmental Reviews. Sellers and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Sellers, or any Affiliate of any of them is required to make the payment.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Conditions Precedent. Buyer’s obligation to purchase the Assets from Sellers and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Accuracy of Representations. Each Seller’s (i) Fundamental Representations shall be true and correct in all respects and (ii) the other Seller’s representations and warranties in this Agreement and the Seller Closing Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date and as of the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct on and as of such specified date.

Sellers’ Performance. All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material Damages in connection therewith.

Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Sellers under Sections 2.04(a).

Transferred Assets. Sellers shall be ready, willing and able to deliver at the Closing to Buyer all Assets included hereunder on the Execution Date (except for any Non-Transferred Assets excluded pursuant to this Agreement prior to Closing).

(a)

Operatorship. Sellers shall have complied in all respects with Section 5.06 and be ready, willing and able to transfer to Buyer at the Closing operatorship of all Properties included hereunder effective as of the Closing Date (except for any Non-Transferred Assets excluded pursuant to this Agreement prior to Closing).

(b)

Financial Statements. Sellers shall have (i) complied in all respects with Section 5.07 and (ii) delivered to Buyer true and complete copies of Financial Statements that satisfy the Reporting Obligations.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Each Seller’s obligation to sell the Assets and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller, in whole or in part):

Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

Buyer’s Performance.All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material Damages in connection therewith.

Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 2.04(b).

Listing of Stock.The HighPeak Common Stock comprising the Stock Purchase Price shall have been approved for listing on Nasdaq, subject to official notice of issuance.

TERMINATION

Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

by mutual written consent of the Parties;

by Buyer, if Sellers have committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Section 7.01 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Sellers shall have a period of ten Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Sellers fail to cure such Breach prior to the end of such ten Business Day period;

by the Seller Representative, if Buyer has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless such Buyer fails to cure such Breach prior to the end of such ten Business Day period;

by the Seller Representative or Buyer if the Closing has not occurred on or before August 4, 2022 (the “Outside Date”); provided, however, that (i) if the reason Closing has not occurred is that a Party has committed a material Breach of any provision of this Agreement that has not been waived in writing or cured, the Party committing such breach shall have the cure period as set forth in Section 9.01(b) or Section 9.01(c), as applicable; and (ii) no Party shall be entitled to terminate this Agreement under this Section 9.01(d) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder or such Party is in Breach of its representations and warranties under this Agreement;

by the Seller Representative or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order, decree, ruling, or other action has become final and non-appealable;

by the Seller Representative, if the sum of (i) all adjustments to the Purchase Price relating to Title Defects timely asserted by Buyer in good faith or finally determined pursuant to Article 11, plus (ii) all adjustments to the Purchase Price relating to Environmental Defects timely asserted by Buyer in good faith or finally determined pursuant to Article 11, plus (iii) without duplication, the sum of the Allocated Values attributable to any Non-Transferred Assets, equals or exceeds [***];

by Buyer, if the sum of (i) all adjustments to the Purchase Price relating to Title Defects timely asserted by Buyer in good faith or finally determined pursuant to Article 11, plus (ii) all adjustments to the Purchase Price relating to Environmental Defects timely asserted by Buyer in good faith or finally determined pursuant to Article 11, plus (iii) without duplication, the sum of the Allocated Values attributable to any Non-Transferred Assets, equals or exceeds [***];

by Seller Representative or Buyer if the sum of all Damages of, or the cost to repair or restore, any Assets affected by a Casualty Loss after the Execution Date that are not repaired or restored prior to the Closing Date equals or exceeds [***]; or

by the Seller Representative if permitted pursuant to Section 2.02.

Effect of Termination; Distribution of the Deposit Amount.

If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 9.02(b), (b) except as to those provisions that are stated below to survive termination of this Agreement, this Agreement shall become null and void and the Parties shall have no further obligation or liability relative to the Assets or the Contemplated Transactions, and (c) the following provisions shall survive the termination: Article 1, Sections 9.02, 9.03, 10.03(c), 10.06, 10.07, 10.09, 10.10, 10.11, 10.12, Article 12 (other than Section 12.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Sections 9.01 (other than Section 9.01(a)) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

Notwithstanding anything to the contrary in Section 9.02(a):

If (w) all of Buyer’s conditions precedent to the obligation of Buyer to close have been satisfied, (x) Buyer is otherwise required to close, (y) the Closing does not occur as a result of a willful Breach by Buyer of the terms of this Agreement and (z) there has been no willful Breach by any Seller of the terms of this Agreement, then Sellers shall have the right to terminate this Agreement pursuant to Section 9.01(c) and receive the Deposit Amount as their sole and exclusive remedy for such Buyer’s Breach. The Parties recognize that the actual Damages for such a Breach would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount. If Sellers terminates this Agreement and receives the Deposit Amount as liquidated Damages pursuant to this Section 9.02(b)(i), (xx) the Parties shall, within two Business Days of Sellers’ election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Sellers and (yy) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, and as its sole and exclusive remedy, to either (1) promptly enforce specific performance by Sellers of this Agreement, without posting any bond, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and receive the return of the Deposit Amount held by the Escrow Agent and seek damages in the amount of its reasonable out-of-pocket expenses hereunder, in an amount not to exceed [***]. If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii), the Parties shall, within two Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

The Parties recognize that the actual Damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated Damages amount for such material Breach.

If this Agreement is terminated by either Buyer or Sellers pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

Return of Records Upon Termination. Upon termination of this Agreement prior to Closing, (a) Buyer shall promptly return to Sellers or destroy (at each Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by or on behalf of Sellers to Buyer in connection with its due diligence investigation of the Assets, and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to each Seller in writing.

INDEMNIFICATION; LIMITATIONS

Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the special warranty of title set forth in the Assignment shall survive for [***] after Closing, (c) the representations and warranties set forth in Section 3.02 and the covenants set forth in Section 12.02 shall, in each case, survive for 60 days after the expiration of the applicable statutes of limitations, (d) the representations and warranties set forth in Section 3.12 shall survive for [***] after Closing, (e) all other representations and warranties of Sellers shall survive for (and only until the date that is) [***] after Closing, (f) all post-Closing covenants of Sellers shall survive until performed, except for clauses (a) and (c) of the Retained Liabilities, which shall survive for [***] after the Closing Date and thereafter shall become Assumed Liabilities, (g) all representations and warranties of Buyer and HighPeak shall survive indefinitely, and (h) the covenants and agreements of Buyer shall survive until performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a) and 10.02(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 10.02(e) shall continue for 60 days after the expiration of the applicable statutes of limitations. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

Indemnification and Payment of Damages by Sellers. Except as otherwise limited in this Article 10, from and after the Closing, each Seller, [***], shall defend, release, indemnify, and hold harmless Buyer Group from and against any and all Damages, based upon, related to, or associated with:

any Breach of any representation or warranty made by such Seller in this Agreement, in any Seller Closing Document, or in any certificate delivered by such Seller pursuant to this Agreement;

any Breach by such Seller of any covenant, obligation, or agreement of such Seller in this Agreement or in any Seller Closing Document;

the Retained Liabilities;

the use, ownership or operation of the Excluded Assets or any Retained Assets; and

any Seller Taxes.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10, along with the special warranty of title set forth in the Assignment, are Buyer Group’s sole and exclusive legal remedies against Sellers with respect to this Agreement, the Assets and the Contemplated Transactions, including, without limitation, Breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Sellers at Closing pursuant to Section 2.04.

Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against of any and all Damages based upon, related to, or associated with:

any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

any Breach by Buyer Group of any covenant, obligation, or agreement of Buyer in this Agreement;

any Damages arising out of or relating to Buyer Group’s access to the Assets to conduct Phase I Environmental Site Assessment or any other title or environmental inspections of the Assets pursuant to Sections 11.01 and 11.09, including Damages attributable to personal injury, illness or death, or property damage; and

the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, and except for Sellers’ termination rights under Article 9 of this Agreement, the remedies provided in this Article 10 are Seller Group’s sole and exclusive legal remedies against Buyer with respect to this Agreement, the Assets and the Contemplated Transactions, including, without limitation, Breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement.

Indemnity Net of Insurance.The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds actually realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates); provided that the indemnified Party shall not be obligated, and its rights hereunder shall not be affected by its failure, to make a claim under any insurance policy.

Limitations on Liability. Except with respect to fraud, the Fundamental Representations and the representations and warranties included in Section 3.02, the covenants set forth in Section 12.02 and Seller Taxes, the Retained Liabilities, the Excluded Assets and the Retained Assets, if the Closing occurs, Sellers shall have no liability for any indemnification under Section 10.02: (a) for any Damages with respect to any occurrence, claim, award or judgment (or series of related occurrences, claims, awards or judgments) that does not exceed [***] net to Sellers’ interest (the “Individual Claim Threshold”); and (b) without limiting the foregoing, Sellers shall not have any liability for any indemnification unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold as to Sellers are delivered by Buyer exceed [***], after which point Sellers shall be liable for such indemnification for, and Buyer shall be entitled to, only such Damages in excess of [***]. Except with respect to fraud, the Fundamental Representations, the representations and warranties included in Section 3.02, the covenants set forth in Section 12.02 and Seller Taxes, the Retained Liabilities, the Excluded Assets and the Retained Assets, in no event will Sellers be liable for any Damages indemnified under Section 10.02 to the extent such aggregate Damages exceed [***]. Sellers shall not be required to indemnify Buyer under Section 10.02(a)with respect to any breach by any Seller of any representation or warranty set forth in Section 3.02 to the extent attributable to any Asset Tax allocated to Buyer under Section 12.02(b). For purposes of determining whether or not any Breaches of any representations or warranties contained in this Agreement have occurred, the existence of any indemnity right or obligation, or the amount of related Damages subject to any indemnification claim under this Article 10, any representation or warranty that includes any qualification, exception or limitation that uses the term “material adverse effect”, “material”, “materially” or “in all material respects” shall be interpreted as if those terms, qualifications, exceptions or limitations were not included.

Procedure for Indemnification; Third Party Claims.

Promptly after receipt by an indemnified Person under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified Person shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified Person to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party of its obligations under this Article 10 except and only to the extent such failure materially prejudices the indemnifying Party’s ability to effectively defend against the Third Party claim.

If any Proceeding referred to in Section 10.06(a) is brought against an indemnified Person and the indemnified Person gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified Person, and, after notice from the indemnifying Party to the indemnified Person of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Person in connection with the defense of such Proceeding unless the indemnifying Party fails to adequately handle such Third Party claim or Proceeding. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal Proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of [***], or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified Person’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified Person, and (B) the sole relief provided is monetary Damages that are paid in full by the indemnifying Party, and (C) the indemnified Person shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

Indemnification of Group Members. The indemnities in favor of Buyer and Sellers provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members, but with regard to Sellers’ liability, shall remain subject to the aggregate limitations described in Section 10.05. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Sellers must be brought and administered by the relevant Party to this Agreement. No indemnified Person other than Buyer and Sellers shall have any rights against Sellers or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Sellers, as applicable, pursuant to this Section 10.08. Each of Sellers and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified Person affiliated with it in its sole discretion and shall have no liability to any such other indemnified Person for any action or inaction under this Section.

Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLERS’ COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLERS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (F) THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, ANY TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF BUYER ARISING AFTER THE CLOSING DATE RELATING TO THE ASSETS AND THE ASSUMED LIABILITIES.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, the rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any Knowledge that Buyer acquired, or could have acquired, whether before or after the Execution Date or the Closing Date, nor by any investigation or due diligence inquiry conducted by Buyer. Sellers hereby acknowledge that, regardless of any investigation or due diligence inquiry conducted by or on behalf of Buyer, and regardless of the results of any such investigation or inquiry, Buyer has entered into this Agreement in express reliance upon the representations and warranties of Sellers made, or to be made, in this Agreement and the transaction documents contemplated hereunder pursuant to the terms hereof and thereof

(c)         ANY AND ALL DUTIES AND OBLIGATIONS WHICH ANY PARTY MAY HAVE TO THE OTHER PARTY(-IES) WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH (UNLESS OTHERWISE EXPRESSLY STATED) OR FAIR DEALING OR ANY OTHER MATTER REQUIRES ANY PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Compliance with Express Negligence Test; Conspicuousness. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE, AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION WITH REGARD TO SECTIONS 10.02 AND 10.03) SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE OF ANY DEGREE, STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PERSON, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under applicable law.

Waiver of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY EVER BE LIABLE FOR, AND EACH PARTY RELEASES THE OTHER FROM, ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES OR CLAIMS RELATING TO OR ARISING OUT OF THE CONTEMPLATED TRANSACTIONS OR THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (INCLUDING A GOVERNMENTAL BODY, BUT EXCLUDING ANY AFFILIATE OF ANY GROUP MEMBER) AGAINST A PERSON ENTITLED TO INDEMNITY PURSUANT TO THIS ARTICLE 10 SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER SUCH INDEMNITY. NOTWITHSTANDING THE FOREGOING, LOST PROFITS SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER TO THE EXTENT CONSTITUTING DIRECT DAMAGES.

No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Sellers shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

Disclaimer of Application of Anti-Indemnity Statutes. Sellers and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Sellers and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Tax Treatment.The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article 10 as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirement.

Holdback Escrow.

The Holdback Escrow shall serve as security for the benefit of Buyer Group against the rights to indemnity afforded to the Buyer Group under this Agreement. The distribution of the Holdback Escrow shall be governed by this Agreement and the Escrow Agreement. All fees, costs and expenses incurred under the Escrow Agreement shall be borne 50% by Buyer, on the one hand, and 50% by Sellers, on the other hand.

Sellers’ post-Closing obligations hereunder and under the Seller Closing Documents shall be satisfied first from the Holdback Escrow. Notwithstanding anything to the contrary in this Agreement, Buyer’s remedies for any claims relating to fraud, Sellers’ Breach of any Fundamental Representations, the representations and warranties included in Section 3.02, the covenants set forth in Section 12.02 and Seller Taxes, the Retained Liabilities, the Excluded Assets and the Retained Assets, for which any member of the Buyer’s Group is entitled to recovery, at law or in equity, under this Agreement or under applicable Legal Requirements (i) shall in no way be limited by the Holdback Escrow and (ii) may be recovered, at Buyer’s sole discretion, (A) from the Holdback Escrow and/or (B) directly from any responsible Seller.

If Sellers do not dispute any claim made by Buyer, the Seller Representative and Buyer shall provide joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed claim. If the Seller Representative does dispute any claim made by Buyer, then upon determination of the amount in question (or a settlement between the Parties) in accordance with this Agreement, as applicable, with respect to such claim, the Seller Representative and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Buyer the amount (if any) determined by such determination or settlement to be due in accordance with the Escrow Agreement.

On the date that is (i) [***] after the Closing Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release to the Seller Representative [***] of the then remaining Holdback Escrow amount, and (ii) [***] after the Closing Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release to the Seller Representative the then remaining Holdback Escrow amount; in each case, save and except the aggregate amount of all unsatisfied claims for indemnification that Buyer has duly made against Sellers on or before each such date pursuant to this Article 10 and which are subject to satisfaction (in whole or in part) from the Holdback Escrow. Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release any amounts remaining in the Holdback Escrow thereafter to Buyer or the Seller Representative, as applicable, upon the final resolution of any then outstanding claims for indemnification that Buyer has made against Sellers on or before such date pursuant to this Article 10.

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Sellers’ title to the Assets. For such purposes, until the Defect Notice Date, Sellers shall give Buyer and its Representatives access during Sellers’ regular hours of business to originals or copies of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Sellers have relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01. Notwithstanding anything stated in this Agreement to the contrary, Sellers shall have no obligation to disclose or make available any files, records, data or information that may be subject to a legal privilege or is subject to a confidentiality obligation owed by any such Seller to a Third Party.

Preferential Purchase Rights.

Sellers shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.04.

Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.

To the extent any such Preferential Purchase Rights are validly exercised by any holders thereof prior to Closing, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement, and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of any Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase Price.

After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Sellers not more than 90 days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

Consents. Sellers shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.

If Sellers fail to obtain any Consent necessary for the transfer of any Asset to Buyer, Sellers’ failure shall be handled as follows:

If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent shall be borne by Sellers, and Sellers shall defend, release, indemnify and hold harmless Buyer Group from and against the same.

If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Applicable Contract or Lease for which a Consent is refused), the affected Assets shall be treated as Retained Assets hereunder, and Seller and Buyer shall use commercially reasonable efforts to obtain the Required Consent applicable to the transfer of such Asset following the Closing.

Notwithstanding the provisions of Section 11.03(a), if Sellers obtain a Required Consent described in Section 11.03(a)(ii) within [***] days after the Closing, then Buyer shall purchase such Asset(s). Sellers shall promptly deliver conveyances of the affected Asset(s) to Buyer and, simultaneous with such delivery, Buyer shall pay to such Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Sellers (subject to the adjustments set forth in Section 2.05).

Title Defects. Buyer shall notify the Seller Representative of alleged Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Daylight Time on June 25, 2022 (the “Defect Notice Date”). Each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Lease, Unit or Well or portion thereof (including the Target Formation(s)) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for the Seller Representative to verify the existence of the alleged Title Defect, and (d) the amount by which Buyer reasonably and in good faith believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect, in accordance with the other terms of this Agreement (the “Title Defect Value”), including the computations upon which Buyer’s belief is based. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give the Seller Representative, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of title set forth in the Assignment) discovered by Buyer during the preceding week; provided that Buyer’s failure to provide any such notice before the Defect Notice Date shall not affect, waive or impair Buyer’s rights hereunder.

Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to unconditionally remove the Title Defect from the Title Defect Property;

if the Title Defect represents a discrepancy between (i) Sellers’ Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A or Exhibit B, as applicable, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest for Sellers set forth for such Title Defect Property;

if the Title Defect represents a decrease in the Net Mineral Acres of Sellers for any Lease or Unit stated in Exhibit A for such Lease or Unit, then the Title Defect Value shall be the product of the Allocated Value of such Lease or Unit multiplied by a fraction, the numerator of which is the decrease in the Net Mineral Acres for said Lease or Unit and the denominator of which is the Net Mineral Acres of Sellers for said Lease or Unit stated in Exhibit A;

if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation; and

(c)

if the Title Defect is the result of a failure of the Sellers’ representation and warranty set out in Section 3.18 to be accurate, the Title Defect Value shall be equal to the Allocated Value of the affected Lease.

In no event, however, shall the total of the Title Defect Values for all Title Defects related to a particular Asset [***] exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect [***] shall be determined without any duplication of any costs or losses included in any other Title Defect Value [***] hereunder, or for which Buyer or Sellers otherwise receive credit in the calculation of the Purchase Price.

Sellers’ Cure or Contest of Title Defects.

Sellers may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

Sellers shall have the right to cure, at Sellers’ sole cost, risk, and expense, any Title Defect on or before [***] days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the date of the applicable Expert Decision. If Sellers elect to cure and:

actually cure the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

do not Cure the Title Defect prior to the Closing, Sellers shall either:

convey the affected Asset to Buyer, and Buyer shall transfer an amount in cash equal to the Title Defect Value (the “Defect Escrow Amount”) into a separate segregated account established pursuant to the Escrow Agreement (the “Defect Account”);

convey the affected Asset to Buyer and reduce the Purchase Price by the Title Defect Value for the affected Asset; or

if the Title Defect Value exceeds [***] of the Allocated Value for such Title Defect Property, retain the entirety of such Title Defect Property together with all Associated Assets, as Retained Assets, in which event the unadjusted Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such Associated Assets.

Sellers and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the Parties shall proceed pursuant to Section 11.06(a)(ii); provided, however that if Sellers proceed pursuant to Section 11.06(a)(ii)(A) or (B) and before the end of the Title Defect Cure Period it is finally determined between the Parties or by the Expert, as applicable, that a Title Defect Value exists for a Title Defect, Sellers shall include a downward adjustment to the Cash Purchase Price in the Final Settlement Statement equal to the amount of the Title Defect Value and the Parties shall issue joint instructions to the Escrow Agent to distribute any Defect Escrow Amounts held in the Defect Account (as applicable) to the corresponding Party.

Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, there shall be no adjustment or reduction to the Purchase Price to account for uncured Title Defects unless (and only to the extent that) the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (or series of related Title Defects) that exceed the De Minimis Title Defect Cost (the “Aggregate Title Defect Value”) [***] plus (y) the Aggregate Environmental Defect Value that exceed the De Minimis Environmental Defect Cost, exceeds the Aggregate Defect Deductible, [***]. In addition, if the Title Defect Value for any Property is less than the De Minimis Title Defect Cost (net to Sellers’ interest), such value shall not be considered in calculating the Aggregate Title Defect Value and such Title Defect shall be considered waived by Buyer for all purposes.

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Buyer’s Environmental Assessment. Beginning on the Execution Date and ending on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a [***] Environmental Site Assessment of the Assets and, subject to the limitations in Section 5.01, any other reviews of environmental matters or conditions Buyer deems necessary. During Sellers’ regular hours of business and after providing the Seller Representative with written notice of any such activities no less than two Business Days in advance (which written notice shall include the written permission of any applicable Third Party whose permission is legally required, which the Seller Representative shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Sellers’ files and records (other than those that are legally privileged or otherwise considered Excluded Assets) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. [***].

Environmental Defect Notice. Buyer shall notify the Seller Representative in writing of any alleged Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. Each Environmental Defect Notice shall include: (i) the Asset(s) alleged to be affected by an Environmental Defect; (ii) the Allocated Value of each of the Assets alleged to be affected by an Environmental Defect and of any Associated Assets, (iii) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iv) a description of the Lowest Cost Response proposed by Buyer as necessary to cure the alleged Environmental Defect; (v) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; (vi) a reference to the Environmental Law(s) that is applicable to the Environmental Defect; and (vii) appropriate documentation in Buyer’s possession reasonably necessary for the Seller Representative to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Buyer agrees to use reasonable efforts to give the Seller Representative, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding week; provided that Buyer’s failure to provide any such notice before the Defect Notice Date shall not affect, waive or impair Buyer’s rights hereunder. Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice delivered on or before the Defect Notice Date, except to the extent any such Environmental Defects constitute Breaches of Sellers’ representations and warranties.

Sellers’ Exclusion, Cure or Contest of Environmental Defects. The Seller Representative, in its sole discretion, may (w) subject to Section 11.12, reduce the Purchase Price by the Environmental Defect Value of the Asset affected by the asserted Environmental Defect, (x) elect to exclude at Closing any Asset (which will become a Retained Asset) affected by an asserted Environmental Defect and the Associated Assets if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) of such affected Assets and Associated Assets, (y) contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) or (z) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

The Seller Representative shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before [***] days after the Closing Date or, if later, after the date of resolution of such Environmental Defect or the Environmental Defect Value by an Expert (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date or, if later, after the applicable Expert Decision date, together with the Seller Representative’s proposed plan and timing for such remediation. If the Seller Representative elects to pursue remediation or cure as set forth in this clause (a), Sellers shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If the Seller Representative elects to pursue remediation or cure and:

completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Asset(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect; or

does not complete a Complete Remediation prior to the Closing, then Sellers shall either (A) convey the affected Asset(s) to Buyer and reduce the unadjusted Purchase Price by the Environmental Defect Value or (B) retain the affected Asset(s) and reduce the Cash Purchase Price by the Allocated Value(s) thereof, in which case Buyer shall deposit the cash portion of the Allocated Value(s) for the affected Asset(s) into the Defect Account. If any Environmental Defect with respect to which the Seller Representative has elected to cure pursuant to this Section 11.11(a)(ii) is not cured by the Seller Representative within the Environmental Defect Cure Period, at Buyer’s election: (X) Sellers shall convey the affected Asset(s) to Buyer, in which case the Parties shall jointly instruct the Escrow Agent to release the applicable Environmental Defect Value(s) to Buyer and release the difference between the applicable Allocated Value(s) and the applicable Environmental Defect Value(s) to Sellers, or (Y) if the applicable Environmental Defect Value(s) exceed the applicable Allocated Value(s) of the affected Assets, exclude such affected Assets from the transactions contemplated hereby, in which case such affected Assets shall be deemed to be Excluded Assets for all purposes of this Agreement and the Parties shall jointly instruct the Escrow Agent to release the Allocated Value(s) thereof to Buyer. If any Environmental Defect with respect to which the Seller Representative has elected to cure pursuant to this Section 11.11(a)(ii) is cured within the Environmental Defect Cure Period, the Parties shall jointly instruct the Escrow Agent to release to Sellers the Allocated Value(s) of the Asset(s) affected thereby from the Defect Account, and, concurrently with the execution of such joint instructions, Sellers shall convey the affected Asset(s) to Buyer through an instrument substantially in the form of the Assignment.

The Seller Representative and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15.

Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum (and only to the extent) of (a) the aggregate value of all Environmental Defects (or series of related Environmental Defects) that exceed the De Minimis Environmental Defect Cost (the “Aggregate Environmental Defect Value”) plus (b) the Aggregate Title Defect Value that exceed the De Minimis Title Defect Cost (after taking into account any offsetting Title Benefit Values), exceeds the Aggregate Defect Deductible, [***]. In addition, if the Environmental Defect Value with respect to an Environmental Defect (or (i) if a single Environmental Defect affects more than one asset, the aggregate sum of the Environmental Defect Values for all assets affected by such Environmental Defect, or (ii) in the case of multiple instances of violation of the same Environmental Law, the aggregate sum of the Environmental Defect Values for all such common Environmental Defects) is less than the De Minimis Environmental Defect Cost (net to Sellers’ interest), such value shall not be considered in calculating the Aggregate Environmental Defect Value and such Environmental Defect shall be considered waived by Buyer for all purposes.

Exclusive Remedies. Except for Buyer’s rights under Section 10.02, the rights and remedies granted to Buyer in this Article 11 are the sole and exclusive rights and remedies against Sellers related to any Title Defects, Environmental Condition, Environmental Liabilities, or Damages related thereto. BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLERS REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY, OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under applicable law.

Casualty Loss and Condemnation. Subject to Section 9.01(h), if, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire, explosion, flood, inclement weather or other casualty, or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds [***], the Seller Representative must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) cause the Assets affected by such Casualty Loss to be conveyed to Buyer at Closing with no adjustment to the Purchase Price for the same, but (i) pay to Buyer all sums paid to Sellers by Third Parties by reason of any Casualty Loss, and (ii) assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any unpaid awards or other payments from Third Parties arising out of any Casualty Loss, in each case of (b)(i) and (b)(ii) above, only for amounts not used to reimburse Sellers for Sellers’’ actual expenditures or commitments in repairing damage to or replacing any assets affected by such Casualty Loss. In each case, Sellers shall have no other liability or responsibility to Buyer.

Expert Proceedings.

Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

The arbitration shall be held before a one-member arbitration panel (the “Expert”), mutually agreed by the Parties, in Houston, Texas. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten years’ experience as a lawyer in the State of Texas with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three acceptable, qualified experts, and within ten Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed Expert on the combined lists, with a rank of one being the most preferred Expert and the rank of six being the least preferred Expert, and provide their respective rankings to the Tulsa office of the AAA. Based on those rankings, the AAA will appoint the Expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

Within five Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) the Seller Representative’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

The Expert shall make its determination by written decision within 15 days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”); provided, however, that the Expert shall not be allowed to award a Title Defect Value or an Environmental Defect Value greater than that asserted by Buyer in its Title Defect Notice or Environmental Defect Notice (or if less, the portion thereof that is in dispute). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Party’s proposal for resolution of the aggregate Disputed Matters.

The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award Damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration Proceeding.

ARTICLE 2
GENERAL PROVISIONS

Records. Each Seller shall deliver originals (if in the possession of such Seller) of all Records to Buyer within 60 days after the Closing. With respect to any original Records delivered to Buyer, (a) each Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least three years beyond the Closing Date, during which three-year period each Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that each Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against such Seller.

Expenses; Tax Matters.

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any Expert Proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

All Transfer Taxes shall be borne 50% by Buyer, on the one hand, and 50% by Sellers, on the other hand, and all required documentary, filing and recording fees and expenses (other than Transfer Taxes) incurred in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Each Seller shall severally, and not jointly, be allocated and bear all Asset Taxes assessed with respect to the Assets of such Seller attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time; provided, however, that Sellers shall be allocated and bear the portion (if any) of any such Asset Taxes that consists of penalties, interest or additions to tax attributable to a Breach of any representation or warranty set forth in Section 3.02. For purposes of allocation between the Parties of Asset Taxes, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of the Straddle Period beginning on the date on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 12.02(b) is not determinable at the time an adjustment is to be made to the Purchase Price with respect to such Asset Tax pursuant to Section 2.05, Buyer and Sellers shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05. To the extent the actual amount of such Asset Taxes (or the amount thereof paid or economically borne by a Party) is determined to be different than the amount (if any) taken into account in the Final Amount, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 12.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 12.02(b).

After the Closing Date, (i) Buyer shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) Buyer shall submit each such Tax Return to Seller Representative for its review and comment reasonably in advance of the due date therefor, and (iii) Buyer shall timely file any such Tax Return, incorporating any reasonable comments received from Seller Representative prior to the due date therefor. The Parties agree that (x) this Section 12.02(c) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body, and (y) nothing in this Section 12.02(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 12.02, which shall be borne by Buyer).

(a)

Each of Buyer, on the one hand, and any Seller, on the other hand (the “Tax Indemnified Person”), shall notify Sellers or Buyer, as the case may be (each, a “Tax Indemnifying Person”), in writing within ten Business Days of receipt by the Tax Indemnified Person of written notice of any pending or Threatened audits, adjustments, claims, examinations, assessments, or other proceedings (a “Tax Audit”) which may affect the liability for Asset Taxes of each such other Party. If the Tax Indemnified Person fails to give such timely notice to any Tax Indemnifying Person, it shall not be entitled to indemnification from such Tax Indemnifying Person for any Asset Taxes arising in connection with such Tax Audit to the extent that such failure to give notice to such Tax Indemnifying Person adversely affects that Party’s right to participate in the Tax Audit. If such Tax Audit only relates to Asset Taxes for which Sellers would be liable to indemnify Buyer under this Agreement, Sellers shall have the option, at their expense, to control the defense and settlement of such Tax Audit; provided that (i) none of Sellers or their respective Affiliates shall enter into any settlement of, or otherwise compromise, any such Tax Audit if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any Affiliate of Buyer for any period or portion thereof ending after the Effective Time, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), and (ii) Buyer shall have the right to participate (at Buyer’s expense) in any such Tax Audit. Buyer shall control, at its expense, any other Tax Audit that relates to Asset Taxes for which Sellers would be liable to indemnify Buyer under this Agreement that is not controlled by Sellers; provided that Buyer shall not settle or enter into any compromise with respect to any such Tax Audit without Sellers’ consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(b)

Except as required by applicable law, Buyer shall not (i) extend or waive the applicable statute of limitations with respect to Asset Taxes for a Tax period that ends before or includes the Effective Time; (ii) file any ruling request with any taxing authority with respect to Asset Taxes or related Tax Returns for a Tax period that ends before or includes the Effective Time; (iii) enter into any voluntary disclosure with any taxing authority with respect to Asset Taxes or related Tax Returns for a Tax period that ends before or includes the Effective Time; (iv) amend any Tax Return with respect to Asset Taxes for a Tax period that ends before or includes the Effective Time; or (v) make any Tax election that relates to, or is retroactive to, a Tax period that ends before or includes the Effective Time with respect to Asset Taxes, in each case, without the prior written consent of Sellers, which shall not be unreasonably conditioned, withheld or delayed.

(c)

Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 12.02(b), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 12.02(b); provided, however, that neither Party shall be entitled to any refund of Asset Taxes allocated to it pursuant to this Section 12.02(f) if such Party did not pay or otherwise economically bear such Asset Taxes. If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Agreement, such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.

Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until 60 days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)

Buyer and Sellers agree that either Party may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of such an Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange. Each Party shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (“QI”) (as that term is defined in Treasury Regulation §1.1031(k)‑1(g)(4)(iii)) or exchange accommodation titleholder (“EAT”) (as that term is defined in Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that a whole or partial assignment of this Agreement to a QI or EAT shall not release it from, or modify, any of its respective liabilities and obligations to the other Party or expand any liabilities or obligations of the other Party under this Agreement. Neither Party shall be obligated to pay any additional costs or incur any additional obligations in its purchase or sale of the Assets if such costs are the result of the other Party’s Exchange.

(e)	In the event of a conflict between the provisions of this Section 12.02 and any other provision of this Agreement, Section 12.02 shall control.

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

HighPeak Energy Assets, LLC
421 W. 3rd St., Ste 1000
Fort Worth, Texas 76102
Attn: Kevin Smith, Land Manger
Email: ksmith@highpeakenergy.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Attn: Wesley P. Williams; Cole Bredthauer
Email: WilliamsW@akingump.com; CBredthauer@akingump.com

NOTICES TO SELLERS OR THE SELLER REPRESENTATIVE:

Hannathon Petroleum, LLC
223 W. Wall St., Suite 800
Midland, Texas 79701
Attention: Wes Reeves
E-mail: wesr@hannathon.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
300 W. 6th Street, 22nd Floor
Austin, Texas 78701
Attention: Sarah McLean
E-mail: sarah.mclean@shearman.com

Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION OR THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.04.

Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

Assignments, Successors, and No Third Party Rights. No Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Parties (which consent may be granted or denied at the sole discretion of such other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Without relieving Buyer of any obligations or liabilities set forth in this Agreement, from and after Closing, in the event that Buyer assigns or transfers (directly or indirectly) any of the Assets, the assignee or transferee must expressly agree to assume and agree to be bound by the terms of this Agreement with regard to the interests in such Assets received, including, without limitation, the assumption of Assumed Liabilities relative to the interests in the Assets acquired, and the obligation to indemnify, defend and hold Seller Group harmless from and against any Damages for the same, and such obligations shall be considered covenants running with the land; and any attempted direct or indirect assignment or transfer of any such Assets by Buyer or its successors and assigns without such assumption and agreement to be bound by the assignee or transferee shall be null and void. Subject to the preceding sentences, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Press Release. Except as may otherwise be required by Legal Requirements (including securities laws) or stock exchange rules or regulations, no Party shall issue a press release or other public announcement without the prior written consent of such nonreleasing Party (which consent may be withheld in such non-releasing Party’s sole discretion) provided that Buyer and/or HighPeak may make any public announcement or public release without prior consent so long as they do not specifically identify the Sellers (other than the Seller Representative). Notwithstanding the foregoing, nothing shall prevent Sellers, Buyer or HighPeak from recording any instruments of conveyance delivered at the Closing or making any necessary disclosures to obtain waivers or consents from Governmental Authorities or Third Parties holding preferential rights to purchase or rights of consent that may be applicable to the Contemplated Transactions. Each Party shall be liable for the compliance of its respective Affiliates with the terms of this Section 12.12.

Confidentiality. The Confidentiality Agreement (including the restrictions set out in Section 2 thereof) shall terminate and be of no further force or effect from and after the Closing Date except with regards to Sellers’ confidential information unrelated to the Assets and provided to Buyer. The Parties shall keep confidential, and cause its Affiliates and instruct its Representatives, lenders, shareholders and equity providers, to keep confidential, all terms and provisions of this Agreement and the Contemplated Transactions, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 12.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, (d) to a prospective assignee or transferee of an interest in the Assets from Buyer or its successor and assign after Closing, (e) to prospective or current investors, equity providers, shareholders, lenders, partners, advisors, auditors, contractors or employees of Buyer or HighPeak (including during quarterly calls or investor presentations conducted in the ordinary course of business),(f) pursuant to Section 12.12, and (g) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 12.13 shall not prevent either Party from recording the Assignment delivered at the Closing or from complying with any Legal Requirements or other disclosure requirements of Governmental Bodies that are applicable to such Party or the transfer of the Assets. Sellers’ covenant set forth in this Section 12.13 shall terminate two years after the Closing Date. For the avoidance of doubt, in the event the Closing does not occur, the Confidentiality Agreement shall continue in full effect pursuant to its terms.

Name Change. As promptly as practicable, but in any event within 60 days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Hannathon” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of their Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

Preparation of Agreement. All Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement or who supplied the form of Agreement.

Appendices Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Non-Party Affiliates. Notwithstanding anything to the contrary set forth in this Agreement, including, for the avoidance of doubt, this Section 12.17, no past, present or future director, officer, employee, incorporator, member, partner, investor, lender, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or other Representative of Sellers (collectively, “Non-Party Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of any entity party against its owners or affiliates) for obligations or liabilities arising under, in connection with or related to this Agreement or for any claims or Damages based on, in respect of, or by reason of this Agreement, its negotiation or execution, or any of the transactions contemplated hereby; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Seller Representative. For purposes of this Agreement, Sellers, without any further action, shall be deemed to have appointed, and do hereby appoint, Hannathon as their representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of Sellers (both individually and collectively), with respect to the exercise of any decision, right, consent, election, or other action that any Seller is required or permitted to make or take under the terms of this Agreement, including any amendment hereof (the “Seller Delegated Matters”), and Buyer may rely on the decisions of the Seller Representative with respect to all Seller Delegated Matters. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, Sellers will be treated as a single party for purposes of any notice, election, exercise of a right, consent or similar action to be made by Sellers under this Agreement. The Parties further acknowledge that Buyer shall have no responsibility to determine the portion of the Preliminary Amount to be paid to Sellers and shall be entitled to rely on the Preliminary Settlement Statement and the Final Settlement Statement, as well as instructions by the Seller Representative, as to the portion of the Preliminary Amount payable to each Seller.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

HANNATHON PETROLEUM, LLC

By:
Name: [●]
Title: [●]

[___]

By:
Name: [●]
Title: [●]

[___]

By:
Name: [●]
Title: [●]

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:

HIGHPEAK ENERGY ASSETS, LLC

By:
Name: Jack Hightower
Title: Chief Executive Officer

HIGHPEAK:

HIGHPEAK ENERGY, INC.

By:
Name: Jack Hightower
Title: Chief Executive Officer

Schedule 1 Sellers

BEE-JAY PETRO PARTNERS

[***]

[***]

BREANNE M. REEVES

[***]

[***]

BUCK HORN, LP

[***]

[***]

CORNER-TANG, LLC

[***]

[***]

COWBOYS RESOURCE CORP

[***]

[***]

ENCANTADO CAPITAL, LLC

[***]

[***]

FARGO INVESTMENTS, LP

[***]

[***]

GROVER FAMILY, L.P.

[***]

[***]

HANNATHON PETROLEUM, LLC

[***]

[***]

HARAHEY, LLC

[***]

[***]

HEDLOC INVESTMENT COMPANY, LP

[***]

[***]

HORIZON RESERVES, INC

[***]

[***]

HPL HOLDINGS, LLC

[***]

[***]

JAMES K. & SHARON FELDMAN

[***]

[***]

JUSTIN W. & ASHLEY W. KUETHE

[***]

[***]

KENNETH W. & REGINA D. KUETHE

[***]

[***]

L E MINERALS & ENERGY INC

[***]

[***]

LONE STAR TRUST

[***]

[***]

LYLE D. CANNON

[***]

[***]

MCGILVRAY INVESTMENTS, LLC

[***]

[***]

MEDICINE MOUND INVESTMENTS, LLC

[***]

[***]

MESQUITE OIL

[***]

[***]

MODERN EXPLORATION, INC.

[***]

[***]

MORRIS E SCHERTZ

[***]

[***]

NOLEN INVESTMENT GROUP, LLC

[***]

[***]

OSO CAPITAL, LP

[***]

[***]

OSO CAPITAL II, LP

[***]

[***]

PEP HANNATHON SPV, LLC

[***]

[***]

PETROPLEX ENERGY, INC

[***]

[***]

PINNACLE PARTNERS

[***]

[***]

REEVES FAMILY PROPERTIES, L.P.

[***]

[***]

RIVERBEND PERMIAN, LLC

[***]

[***]

SIX BITS INC

[***]

[***]

SJM CAPITAL

[***]

[***]

SLH PETROLEUM, LLC

[***]

[***]

SOUTHCREST INVESTMENTS, LLC

[***]

[***]

SULLIVAN FARM, LP

[***]

[***]

SULLIVAN FARM II, LP

[***]

[***]

TEXCAP LAND & MINERALS

[***]

[***]

T2E2 LLC

[***]

[***]

THE DON EVANS GROUP, LTD.

[***]

[***]

TLM2, LTD.

[***]

[***]

TLM3, LTD.

[***]

[***]

TOWER PETROLEUM, LP

[***]

[***]

VANDERPOOL MANAGEMENT, LP

[***]

[***]

WAPCO INVESTMENTS, LLC

[***]

[***]

WESTCLIFF HOLDING, LP

[***]

[***]